Exhibit 2.1

EXECUTION VERSION

HARVEST NATURAL RESOURCES, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of June 19, 2015

ARTICLE I PURCHASE AND SALE OF SECURITIES		1

1.1	Issue of Securities	1

1.2	Purchase and Sale of the Securities	1

1.3	Additional Borrowings Under Non-Convertible Notes	2

1.4	Guaranty of Notes	3

1.5	Security for Note	3

1.6	Register for Transfer of Certain Securities	3

ARTICLE II CLOSING CONDITIONS		4

2.1	Conditions to Obligations of the Investor	4

2.2	Conditions to Obligations of the Company	6

2.3	Conditions to Obligations of All Parties	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

3.1	Organization; Power and Authority	7

3.2	Authorization; Enforceability; Valid Issuance of Securities	7

3.3	Capitalization; Existing Registration Rights; US Subsidiary	8

3.4	No Violation or Conflict; No Default; No Debt	9

3.5	Financial Statements	10

3.6	Exchange Act Documents; Full Disclosure	11

3.7	Third Party Consents	11

3.8	Litigation	11

3.9	Environmental Compliance	12

3.10	ERISA Compliance	12

3.11	Compliance with Laws	14

3.12	No Change of Control	14

3.13	Foreign Assets Control Regulations	14

ARTICLE IV REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE INVESTOR		15

4.1	Organization; Power and Authority	15

4.2	Purchase for Own Account.	15

4.3	Accredited Investor	15

4.4	Authorization	16

4.5	No Violation or Conflict; No Default	16

4.6	Third Party Consents	16

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4.7	Securities Restricted	17

4.8	Ownership of Company Equity Interest	17

4.9	Legality of Investment	17

4.10	Foreign Asset Control Regulations	17

ARTICLE V CERTAIN COVENANTS OF THE COMPANY		18

5.1	Payment of Notes	18

5.2	Information for Holders	18

5.3	Limitation on Indebtedness	19

5.4	Limitation on Transactions with Affiliates	22

5.5	Limitation on Liens	22

5.6	Compliance Certificate	23

5.7	Prepayments, Etc. of Indebtedness	24

5.8	Collateral and Guarantees	24

5.9	Terrorism Sanctions Regulations	24

5.10	Compliance with Laws	25

5.11	Compliance with Environmental Laws	25

5.12	Payment of Taxes, etc.	25

5.13	Approvals; Operation	25

5.14	Limitation on Specified Litigation	26

5.15	Use of Proceeds	26

5.16	2015 Budget	26

5.17	Certificate of Good Standing	26

5.18	Repayment of Petroandina Note	26

ARTICLE VI ADDITIONAL COVENANTS		27

6.1	Stockholder Approval	27

6.2	Board Representation and Governance	29

6.3	Limitation on Voting Rights	31

6.4	Reserved	32

6.5	Expenses	32

6.6	Agreement to Appoint Administrative Agent	32

6.7	Tax Treatment	32

6.8	Confidentiality and Publicity	33

6.9	Change of Control	34

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6.10	Standstill Provisions	34

6.11	Transfer and Assignment	35

6.12	Participation Rights	36

6.13	Open Market Purchases	37

6.14	Usury Savings Clause	37

6.15	Further Assurances	38

ARTICLE VII DEFINITIONS		38

7.1	Definitions	38

7.2	Rules of Construction	55

ARTICLE VIII MISCELLANEOUS		56

8.1	Appointment of Collateral Agent.	56

8.2	Priorities.	56

8.3	Amendments and Waivers	57

8.4	Notices	59

8.5	Successors and Assigns	59

8.6	Counterparts	60

8.7	Headings	60

8.8	Governing Law; Submission to Jurisdiction	60

8.9	Entire Agreement	60

8.10	Severability	60

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Annexes:

Annex A	Form of Non-Convertible Note
Annex B	Form of Convertible Note
Annex C	Form of Additional Draw Note
Annex D	Form of Warrant
Annex E	Form of Subsidiary Guaranty
Annex F	Form of Security Agreement
Annex G	Form of Management Agreement
Annex H	Form of Registration Rights Agreement
Annex I	Form of Company Voting Agreement
Annex J	Form of Investor Voting Agreement
Annex K	Director Independence Standards
Annex L	New Investor Directors; Petrodelta Directors
Annex M	2015 Budget

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) dated as of June 19, 2015 is entered into by and among Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined herein), and CT Energy Holding SRL, a Barbados Society with Restricted Liability (the “Investor”).

Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 7.1.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Investor, the Company, and the Subsidiary Guarantors agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

1.1 Issue of Securities.

(a) On or before the Closing, the Company shall have authorized the original issue and sale to the Investor of (i) a 15.0% non-convertible senior secured note due 2020 in the principal amount of $25,225,000 in the form attached to this Agreement as Annex A (the “Initial Non-Convertible Note”), (ii) a 9.0% convertible senior secured note due 2020 in the principal amount of $6,975,000 in the form attached to this Agreement as Annex B (the “Convertible Note”), (iii) a 15.0% non-convertible senior secured note due 2020 in the principal amount of up to $12,000,000 in the form attached to this Agreement as Annex C (the “Additional Draw Note,” and together with the Initial Non-Convertible Note, the “Non-Convertible Notes”), (iv) a warrant to purchase up to 34,070,820 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in the form attached to this Agreement as Annex D (the “Warrant”) and (v) shares of the Company’s Series C preferred stock, par value $0.01 per share (the “Series C Shares”). The Non-Convertible Note and the Convertible Note are referred to collectively as the “Notes,” and the Non-Convertible Notes on the one hand and the Convertible Notes on the other are each referred to as a “class” of Notes. The Notes, the Warrant and the Series C Shares are referred to collectively as the “Securities,” and each class of Notes, the Warrant, and the Series C Shares are each referred to as a “type” of Securities.

(b) The Securities are being offered and sold to the Investor pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

1.2 Purchase and Sale of the Securities.

(a) Subject to the terms and conditions set forth in this Agreement, the Company shall sell to the Investor, and the Investor shall purchase from the Company, the Securities.

(b) The purchase and sale of the Securities, other than the Additional Draw Note, is taking place at a closing (the “Closing”) at the offices of Norton Rose Fulbright US LLP, 1301 McKinney, Suite 5100, Houston, Texas 77010, at 9:00 a.m., Central time, on the date of this Agreement (the “Closing Date”). Payment for the Securities shall be made as set forth in Sections 2.2(a) and 2.2(b). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.3 Additional Borrowings Under Non-Convertible Notes.

(a) On each of June 20, 2016, July 19, 2016, August 19, 2016, September 19, 2016, October 19, 2016 and November 21, 2016 (the “Additional Funding Dates”), the Investor may, at its election, provide $2,000,000 of additional funds to the Company (up to $12,000,000 in aggregate for all Additional Funding Dates taken together). Upon the first such date on which the Investor so elects, the Company shall sell to the Investor, and the Investor shall purchase from to the Company, the Additional Draw Note. On each such date that the election is made, the Company shall borrow from the Investor under the Additional Draw Note the additional principal amount of $2,000,000; provided that if the Investor does not elect, in accordance with Section 1.3(b), to advance additional funds to the Company on an Additional Funding Date, then the Company shall not be obligated to borrow any additional amounts under the Additional Draw Note on that Additional Funding Date or on any subsequent Additional Funding Date.

(b) The Investor shall provide the Company with written notice of its intention to fund $2,000,000 as of an Additional Funding Date pursuant to Section 1.3(a) at least five business days before the applicable Additional Funding Date. Each such notice shall be irrevocable, subject to the provisions of this Section 1.3. Upon receipt of the written notice, the Company shall promptly provide the Investor with (i) written confirmation of the location and number of the account of the Company to which funds are to be disbursed, which shall be an account of the Company with a commercial bank in the United States and (ii) a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of the Company, stating (A) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the date of the certificate (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects as of the prior date), or if not true and correct in all material respects, stating which of such representations and warranties are not true and correct in all material respects, (B) that no Event of Default exists under any of the Notes, or if an Event of Default exists, a brief explanation thereof, and (C) that the Company is not in breach of any of its covenants or obligations under this Agreement, or if such breach exists, a brief explanation thereof. If the confirmation and certificate provided for in the preceding sentence are not provided to the Investor on or before the Additional Funding Date, then (i) the Investor may elect to provide written notice cancelling the request for additional funding, in which case the Claim Date shall be deemed to have occurred on the date of such cancellation notice, or (ii), if the Investor elects not to deliver such cancellation notice, the amount to be funded shall be funded as soon after the confirmation and certificate are received as is possible through commercially reasonable efforts of the Investor, provided that the content of such certifications are satisfactory to the Investor.

1.4 Guaranty of Notes. The Notes will be guaranteed by the Closing Date Subsidiary Guarantors under the terms of the Subsidiary Guaranty.

1.5 Security for Note. The Notes will be secured by first-priority Liens on the Collateral, as set forth in the security agreement to be delivered at the Closing in the form attached to this Agreement as Annex F (the “Security Agreement”).

1.6 Register for Transfer of Certain Securities.

(a) The Company shall keep (a) at its principal executive office a register for the registration and registration of transfers of Notes (the “Notes Register”), (b) at its principal executive office a register for the registration and registration of transfers of Warrants (the “Warrant Register”) in accordance with the terms of the Warrants and (c) at the offices of the Transfer Agent, a register for the registration and transfer of the Warrant Shares and the Conversion Shares (the “Common Stock Register”). The names and addresses of the Holders of Notes, each transfer of Notes, and the names and addresses of the transferees of the Notes, shall be registered in the Notes Register. The names and addresses of the Holders of Warrants, each transfer of Warrants, and the names and addresses of the transferees of Warrants, shall be registered in the Warrant Register. The names and addresses of the Holders of Warrant Shares and Conversion Shares, each transfer of Warrant Shares or Conversion Shares, and the names and addresses of the transferees of Warrant Shares and Conversion Shares, shall be registered in the Common Stock Register. Prior to due presentment for registration of transfer, the Person in whose name any Note or Warrant shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

(b) On each interest payment date provided in the Notes, the Company shall pay accrued and unpaid interest on each Note to the holder thereof reflected on the Notes Register two Business Days prior to such Interest Payment Date.

(c) Upon surrender of any Security to the Company at the address and to the attention of the designated officer (as specified in Section 8.4), for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Security or such Holder’s attorney-in-fact duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Security or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Securities of the same type (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount or number of shares of Common Stock or Warrants, as applicable, equal to the unpaid principal amount of, or number of shares of Common Stock or Warrants evidenced by, the surrendered Security. Each such new Security shall be payable to or registered in the name of such Person as such Holder may request and shall be substantially in the corresponding form attached as an Annex hereto. Each such new Security shall be dated the date of the surrendered Security, or in the case of a new Note, shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $100,000, and Warrants shall not be transferred in denominations of less than 50,000 shares, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of a type of Security, one Security of such type may be in a denomination of less than $100,000 or 50,000 shares, as applicable. Any transferee, by its acceptance of a Security registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article IV.

(d) Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 8.4) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Security (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and

(i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(ii) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Security, dated the date of such lost, stolen, destroyed or mutilated Security or, in the case of a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE II

CLOSING CONDITIONS

2.1 Conditions to Obligations of the Investor. The obligations of the Investor to purchase and pay for the Securities at the Closing shall be subject to the satisfaction of each of the following conditions:

(a) The Company shall have delivered to the Investor, in form and substance satisfactory to the Investor, the following:

(i) The Initial Non-Convertible Note, the Convertible Note, and the Warrant, in each case duly executed by the Company.

(ii) A certificate representing the Series C Shares.

(iii) Duly executed counterparts of this Agreement, the Management Agreement, the Subsidiary Guaranty, the Investor Voting Agreement, the Registration Rights Agreement and the Security Agreement.

(iv) Counterparts of the Company Voting Agreement, duly executed by each of the Company’s directors and officers listed on Annex I.

(v) A legal opinion from Norton Rose Fulbright US LLP, counsel for the Company, in form and substance satisfactory to the Investor.

(vi) Resolutions of the board of directors of the Company and each Subsidiary of the Company party to one or more Documents, certified by the Secretary or Assistant Secretary of the Company or such Subsidiary, as applicable, duly adopted and in full force and effect on the Closing Date, authorizing (i) the execution, delivery and performance of the Documents to which the Company or the applicable Subsidiary is a party and the consummation of the transactions described in those documents and (ii) specific officers or representatives of the Company or the applicable Subsidiary to execute and deliver each Document to which the Company or the applicable Subsidiary is a party and, in the case of the Company, resolving that the transaction described in this Agreement does not constitute a “change of control” within the meaning of any benefit plan, program, agreement or arrangement applying to any employee of the Company or any of its Subsidiaries.

(vii) Certificates of the Secretary or an Assistant Secretary of the Company and any Subsidiary of the Company party to one or more Documents, as to the incumbency and signatures of the officers or representatives of the Company or the applicable Subsidiary executing this Agreement or the applicable other Document, together with evidence of the incumbency of the Secretary or Assistant Secretary.

(b) The Bridge Loan and the Edmiston Note shall have been repaid in full in accordance with Section 2.2(b). The repayment of the Bridge Loan shall be effected by a deduction from the proceeds of the Non-Convertible Note.

(c) The Company and the rights agent shall each have executed and delivered an amendment, in form and substance satisfactory to the Investor, to the Company’s Third Amended and Restated Rights Agreement dated August 23, 2007, by and between the Company and Wells Fargo Bank, N.A., as amended (the “Rights Agreement”), pursuant to which the definition of “Acquiring Person” (as that term is defined in the Rights Agreement) shall exclude the Investor, its permitted transferees and their affiliates and associates (collectively, the “Investor Group”) as a result of (i) the execution of this Agreement and the other Documents and consummation of the transactions contemplated hereby and by the other Documents, (ii) the issuance of the Convertible Note, the Warrant and the Class C Shares to the Investor Group pursuant to this Agreement or (iii) the conversion of all or a portion the Convertible Note, the exercise of all or a portion of the Warrant, the exercise of preemptive rights under Section 6.12 of this Agreement or the purchase of shares of Common Stock under Section 6.13 of this Agreement.

(d) The Company shall have paid to the Investor a commitment fee equal to 1.00% of the aggregate principal amount of both the Initial Non-Convertible Note and the Convertible Note (the “Commitment Fee”). The Commitment Fee shall be paid pro rata from the proceeds of the Initial Non-Convertible Note and the Convertible Note in the same proportion as the ratio that the principal amount of such Note bears to $32,200,000.

(e) At least one Business Day before the Closing Date, the Company’s board of directors shall have (i) confirmed the independent status of one of the Investor’s nominees for election as a New Director in accordance with the NYSE Rules and the Director Independence Standards and (ii) accepted the resignations of three members of the Company’s then-existing board of directors.

(f) The Company shall have elected the three New Directors to the board of directors of the Company.

(g) The Company shall have caused the two Petrodelta Directors to be elected or appointed to the board of directors of Petrodelta.

(h) The Company shall have filed with the Secretary of State of Delaware a certificate of designations for the Series C Shares.

(i) Each of the representations and warranties of the Obligors in this Agreement and the other Documents shall be correct in all material respects (unless already qualified by “materiality,” “Material Adverse Effect” or similar qualifications, in which case such representation or warranty shall be true and correct in all respects) at and as of the Closing (other than any such representations that by their terms address matters only at and as of another specified time, in which case only at and as of such time).

(j) The Obligors shall have performed in all material respects all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing.

2.2 Conditions to Obligations of the Company. The obligations of the Company to issue and sell the Securities at the Closing shall be subject to the satisfaction of each of the following conditions:

(a) The Investor shall have purchased the Securities by delivering to the Company, by intra-bank or Federal funds bank wire transfer of same day funds, an amount equal to (x) the excess of $32,200,000 over (y) the sum of (i) the amounts paid pursuant to Section 2.2(b), and (ii) the Commitment Fee.

(b) The Investor shall have made the following payments on behalf of the Company: (i) to CT Energia, the full amount outstanding under the Bridge Loan, together with all accrued interest as of the Closing Date; and (ii) to James A Edmiston, the principal amount of the Edmiston Note, together with all accrued interest as of the Closing Date, in each case of clauses (i) and (ii), as set forth in a payoff letter from CT Energia or Mr. Edmiston, as applicable, delivered by the Company to the Investor at least one Business Day before the Closing.

(c) At least five Business Days before the Closing Date, the Investor shall have delivered to the Company a written notice stating who its initial nominees as New Directors and as Petrodelta Directors will be.

(d) The Investor shall have provided the Company with a written indication, in form and substance satisfactory to the Company, that the Government of Venezuela will support the transaction described in this Agreement and its strategic purpose.

(e) The Investor shall have delivered to the Company counterparts of this Agreement, the Investor Voting Agreement and the Registration Rights Agreement, in each case duly executed by the Investor.

(f) The Investor shall have delivered to the Company resolutions of its board of directors or equivalent, certified by its Secretary or Assistant Secretary, duly adopted and in full force and effect on the Closing date authorizing (i) the execution, delivery and performance of the Documents to which either of them is a party and the consummation of the transactions described in those Documents and (ii) its specific officers to execute and deliver each Document to which it is a party.

(g) The Investor shall have delivered to the Company a legal opinion from counsel acceptable to the Company in form and substance satisfactory to the Company.

(h) Each of the representations and warranties of the Investor in this Agreement shall be correct in all material respects (unless already qualified by “materiality,” “Material Adverse Effect” or similar qualifications, in which case such representation or warranty shall be true and correct in all respects) at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, in which case only at and as of such time).

2.3 Conditions to Obligations of All Parties. The obligations of each of the Investor and the Company to consummate the purchase and sale of the Securities at the Closing shall be subject to the satisfaction of each of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order, or threatened or commenced any proceeding, which is pending or in effect at the time of the Closing and seeks to enjoin or otherwise prohibit, or has the effect of enjoining or otherwise prohibiting, the consummation of the Closing or any other aspect of the transaction described in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Obligor represents and warrants to the Investor with respect to the Company and its Affiliated Entities as follows:

3.1 Organization; Power and Authority. Each of the Company and its Affiliated Entities is (a) duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted, and (b) qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect; provided, however, that the Company is not in good standing in the State of Delaware, but shall be in good standing in such state upon the payment and discharge of franchise Taxes, as required under Section 5.15(c).

3.2 Authorization; Enforceability; Valid Issuance of Securities.

(a) The Company has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under each Document to which it is a party and (ii) to consummate the transactions described in each Document to which it is a party. The Documents have been duly authorized, executed and delivered by each Obligor party thereto and, upon and after execution and delivery by the Investor of each Document to which it is a party, each Document shall be a legally valid and binding obligation of each Obligor party thereto and enforceable against such Obligor in accordance with its terms, except for (a) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles on the specific enforceability of any remedies, covenants or other provisions or on the availability of injunctive relief or other equitable remedies. Each Closing Date Subsidiary Guarantor has taken all actions necessary to authorize it (I) to execute, deliver and perform all of its obligations under each Document to which it is a party, and (II) to consummate the transactions described in each Document to which it is a party. The Documents have been duly authorized, executed and delivered by each Closing Date Subsidiary Guarantor party thereto and, upon and after execution and delivery by the Investor of each Document to which it is a party, each Document shall be a legally valid and binding obligation of each Closing Date Subsidiary Guarantor party thereto and enforceable against it in accordance with its terms, except for (A) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally and (B) limitations imposed by equitable principles on the specific enforceability of any remedies, covenants or other provisions or on the availability of injunctive relief or other equitable remedies.

(b) The Securities have been duly authorized and validly issued, are fully paid and nonassessable and are not issued in violation of, nor shall they be subject to, any preemptive or similar rights. Subject only to receipt of the Stockholder Approval, the Conversion Shares have been duly authorized by the Company and reserved for issuance upon conversion pursuant to the terms of the Convertible Note, and upon issuance in accordance with the terms of the Convertible Note, shall be validly issued, fully paid and nonassessable. Subject only to receipt of the Stockholder Approval, the Warrant Shares have been duly authorized by the Company and reserved for issuance upon exercise of the Warrant, and upon issuance in accordance with the terms of the Warrant, shall be validly issued, fully paid and nonassessable.

(c) The Collateral Documents, when executed and delivered to the extent required herein, will create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the holders of Obligations, and such Liens will, subject to performance of post-closing perfection activities permitted hereunder, constitute perfected and continuing Liens on the Collateral securing the Obligations, enforceable against the applicable Obligor, and having priority over all other Liens on the Collateral, except Liens permitted under Section 5.5.

3.3 Capitalization; Existing Registration Rights; US Subsidiary.

(a) As of the date of this Agreement, the authorized Capital Stock of the Company consists of 80,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 5,000 shares have been designated as Series B Preferred Stock. As of the date of this Agreement, (i) 49,319,519 shares of Common Stock are issued and 42,747,567 outstanding, (ii) 3,298,236 shares of Common Stock are reserved for issuance upon exercise of outstanding options issued or options that may be issued under the LTIPs, (iii) 2,532,849 shares of Common Stock are reserved for issuance under the Prior Warrants and (iv) 8,506,098 shares of Common Stock are reserved for issuance under the Convertible Note. Immediately after the Closing, 69.75 Series C Shares will be issued and outstanding. Except as stated in this Section 3.3(a), there are no other shares of Capital Stock issued and outstanding. As of the date of this Agreement, 42,576,918 shares of Common Stock are reserved for issuance under the Warrants and the Convertible Note. Except as set forth on Schedule 3.3(a), all shares of Common Stock of the Company outstanding as of the date of this Agreement have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any preemptive or similar rights. All of the outstanding shares of Capital Stock or Equity Interests of the Company’s Affiliated Entities owned by the Company are owned directly or indirectly, free and clear of any Liens other than Liens permitted under Section 5.5 hereof or as set forth on Schedule 3.3(a).

(b) Except as disclosed in the Exchange Act Documents, there are no outstanding (i) securities convertible into or exchangeable for any Equity Interests of the Company or any of its Affiliated Entities, (ii) options, warrants or other rights to purchase or subscribe to Equity Interests of the Company or any of its Affiliated Entities or securities convertible into or exchangeable for Equity Interests of the Company or any of its Affiliated Entities, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any Equity Interests of the Company or any of its Affiliated Entities, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) voting trusts, agreements, contracts, commitments, understandings or arrangements with respect to the voting of any of the Equity Interests of the Company or any of its Affiliated Entities.

(c) Except for this Agreement, the Registration Rights Agreement and the agreements governing the Prior Warrants, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company is a party, or by which it is bound, granting to any Person the right to require the Company to file a registration statement under the Securities Act with respect to any Equity Interests of the Company or any of its Affiliated Entities or requiring the Company or any of its Affiliated Entities to include any such Equity Interests with the underlying securities registered pursuant to any registration statement.

(d) The Company’s only Domestic Subsidiaries are Harvest (US) Holdings, Inc., a Delaware corporation, Harvest Natural Resources, Inc. (UK), a Delaware corporation, and Harvest Offshore China Company, a Colorado corporation.

3.4 No Violation or Conflict; No Default; No Debt.

(a) Except as set forth on Schedule 3.4(a), neither the execution, delivery or performance of this Agreement or the other Documents nor the compliance with the Company’s or any of its ’Subsidiaries’ obligations under this Agreement or any other Document, nor the consummation of the transactions contemplated under this Agreement or any other Document shall:

(i) violate any provision of the Charter Documents of the Company or any Affiliated Entity of the Company;

(ii) violate any statute or Law to which the Company, any Affiliated Entity of the Company or any of their properties may be subject;

(iii) permit or cause the acceleration of the maturity of any debt or obligation of the Company or any Affiliated Entity of the Company; or

(iv) conflict with, violate, or constitute a default under, or permit the termination, cancellation, payment or acceleration of, or require the consent of any Person under, or result in the creation or imposition of any Lien (other than Liens permitted under Section 5.5) on any property of the Company or any of its Affiliated Entities under, any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which the Company or any of its Affiliated Entities is a party or by which the Company or any of its Affiliated Entities (or their properties) may be bound, in each case, other than such violations, conflicts, defaults and terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.4(b), neither the Company nor any of its Affiliated Entities is in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold. Neither the Company nor any of its Affiliated Entities has any outstanding Indebtedness, other than Indebtedness permitted pursuant to Section 5.3 or as set forth on Schedule 3.4(b). No property or assets of the Company or any Affiliated Entity is subject to any Lien, other than Liens permitted pursuant to Section 5.5 or as set forth on Schedule 3.4(b).

3.5 Financial Statements. Except as disclosed in the Exchange Act Documents, (i) the financial statements included or incorporated by reference in the Exchange Act Documents (including all related notes thereto) present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified therein, (ii) those financial statements have been prepared in conformity with GAAP applied on a consistent basis; (iii) the supporting schedules, if any, in the Exchange Act Documents present fairly the information required to be stated therein, (iv) the other financial and statistical information and any other financial data set forth in the Exchange Act Documents present fairly, in all material respects, the information purported to be shown thereby at the dates or for the periods to which they apply and (v) to the extent such information is set forth in or has been derived from the financial statements and accounting books and records of the Company, have been prepared on a basis consistent with such financial statements and the books and records of the Company.

3.6 Exchange Act Documents; Full Disclosure. Except as set forth on Schedule 3.6, the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, under the Exchange Act, the Securities Act and the rules and regulations of the SEC thereunder, together with any exhibits and schedules thereto and other information incorporated therein. Except as set forth on Schedule 3.6, the Exchange Act Documents were prepared in accordance with and, as of the date on which each such Exchange Act Document was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act. Except to the extent information contained in any of the Exchange Act Documents has been revised, corrected or superseded by a later Exchange Act Document, none of the Exchange Act Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Furthermore, the Documents, the Exchange Act Documents and any other document, certificate or written statement furnished by or on behalf of the Company to any Investor in connection with the negotiation and sale of the Securities pursuant to this Agreement, when considered together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no material fact known to the Company that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed in the Exchange Act Documents.

3.7 Third Party Consents. Neither the nature of the Company and its Subsidiaries nor of any of their businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Securities at the Closing nor the performance by the Company of its other obligations under this Agreement or under the other Documents, or the consummation of the transactions described in this Agreement or by any of the other Documents, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any Governmental Authority or other Person on the part of any Obligor is required in connection with the execution, delivery, and performance of this Agreement or any of the other Documents, including the offer, issuance, sale and delivery of the Securities, other than (i) the Stockholder Approval, (ii) such consents, approvals, authorizations, notices, filings, registrations or qualifications that shall have been made or obtained on or prior to the Closing Date and (iii) such filings under Federal and state securities Laws which are permitted or expressly described in this Agreement to be made after the Closing Date and that the Company agrees to file within the time period prescribed by applicable Law.

3.8 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Affiliated Entities or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Document, or (b) except as specifically disclosed in the Exchange Act Documents, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

3.9 Environmental Compliance.

(a) The Company and its Affiliated Entities conduct in the ordinary course of business a review of the effect of existing Environmental Laws on their business, operations and properties and claims asserted against them alleging potential liability or responsibility for violation of any Environmental Law, and as a result thereof the Company has reasonably concluded that such Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in the Exchange Act Documents, or as could not reasonably be expected to have a Material Adverse Effect, surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Company or any of its Affiliated Entities; and no Hazardous Materials have been Released, discharged or disposed of by the Company or any of its Affiliated Entities or, to the knowledge of the Company, any other Person on any property currently owned or operated by the Company or any of its Affiliated Entities.

(c) Except as disclosed in the Exchange Act Documents, or as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Affiliated Entities is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and to the knowledge of the Company, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company or any of its Affiliated Entities have been disposed of in a manner not reasonably expected to result in material liability to the Company or any of its Affiliated Entities.

3.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state applicable Laws. With respect to each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code, the Company or other sponsor of such Plan either (i) has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code and covering the periods during which the Plan has been established, (ii) may rely on an opinion or advisory letter from the IRS with respect to the corresponding adoption agreement and basic plan documents for the Plan for all periods during which a determination letter does not apply to the Plan, or (iii) if no favorable determination letter or opinion or advisory letter from the IRS can be currently relied upon by the Plan sponsor for such Plan, then the Plan sponsor either (x) has an application for such a determination letter that is currently being processed by the IRS with respect to such Plan or (y) is within a remedial amendment period for submitting such a determination letter application that has not closed with respect thereto and, in all cases, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification. No circumstances exist in respect of any current or former Plan that would reasonably be expected to result in imposition of taxes under Section 409A of the Code.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, with respect to any Pension Plan or Multiemployer Plan, as applicable; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained and the Company or an ERISA Affiliate has made all required contributions to each Pension Plan; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 80% or higher and the Company knows of no facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Company, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to any Foreign Plan insofar as it relates to the obligations of the Company or a Subsidiary, except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to the Foreign Plan that could reasonably be expected to have a Material Adverse Effect; (ii) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices applicable to that plan; (iii) in the case of any Foreign Plan described in clause (a) of the definition thereof, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iv) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

3.11 Compliance with Laws. Except as disclosed in the Exchange Act Documents, the Company and its Affiliated Entities are in compliance with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to them or to their properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.12 No Change of Control. Assuming (i) the accuracy of the Investor’s and its Affiliates representations and warranties in Section 4.8 and (ii) compliance by the Investor and its Affiliates with their respective covenants and obligations under this Agreement or any other Document:

(a) to the knowledge of the Company, no set of facts exists that will cause the Petroandina Put to become exercisable at any time on or after the Closing;

(b) the board of directors of the Company has determined that the issuance and sale of the Securities, the compliance by the Company and its Subsidiaries with all of the provisions of the Documents, and the consummation of the transactions contemplated thereby will not constitute a “change of control” (as defined in such Plan, program, agreement or arrangement) or similar concept pursuant to the terms of any Plan, program, agreement, or arrangement applying to any employee of the Company or any of its Subsidiaries; and

(c) to the knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or a Subsidiary, or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Plan or related trust.

3.13 Foreign Assets Control Regulations.

(a) Neither the Company nor any Affiliated Entity nor, to the Company’s knowledge, any director, officer, agent or employee of the Company or any Affiliated Entity, is a Blocked Person or organized or resident in a country or territory that is the subject of comprehensive U.S. Economic Sanctions Laws.

(b) No part of the proceeds from the sale of the Securities hereunder constitutes or shall constitute funds obtained on behalf of any Blocked Person, or shall otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person, in violation of any U.S. Economic Sanctions Laws.

(c) Neither the Company nor any Affiliated Entity (i) is, to the Company’s knowledge, under investigation by any Governmental Authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii), except as set forth in the Exchange Act Documents, has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Company and each Affiliated Entity and each director, officer, employee and agent of the Company and each Affiliated Entity is and shall continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) Neither the Company nor any Affiliated Entity nor, to the Company’s knowledge, any director, officer, agent or employee of the Company or any Affiliated Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws. No part of the proceeds from the sale of the Securities under this Agreement shall be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company and each Affiliated Entity have taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Company and each Affiliated Entity is and shall continue to be in compliance with the FCPA and all applicable current and future anti-corruption Laws and regulations.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF

THE INVESTOR

The Investor represents and warrants to the Company as follows:

4.1 Organization; Power and Authority. The Investor is duly organized or incorporated, validly existing and in good standing under the laws of Barbados, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction.

4.2 Purchase for Own Account. The Investor is purchasing the Securities solely for its own account and not as nominee or agent for any other Person, any employee benefit plan (as defined in Section 3.3 of ERISA) or any plan (as defined in Section 4975 of the Internal Revenue Code) and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities Laws of the United States of America or any state thereof.

4.3 Accredited Investor. The Investor is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and it has been afforded access to information about the Company and its financial condition and business sufficient to enable it to evaluate its investment in the Securities.

4.4 Authorization. The Investor and each of its Affiliates has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under each Document to which it is a party, and (ii) to consummate the transactions described in each such Document. Each such Document has been duly authorized, executed and delivered by the Investor and its Affiliates and, upon and after execution and delivery by the Obligors of each Document to which the Investor or any of its Affiliates are a party, each such Document shall be a legally valid and binding obligation of the Investor or such Affiliate and enforceable against it in accordance with its terms, except for (a) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles on the specific enforceability of any remedies, covenants or other provisions or on the availability of injunctive relief or other equitable remedies.

4.5 No Violation or Conflict; No Default. Neither the execution, delivery or performance of this Agreement or the other Documents nor the compliance with the Investor’s or any of its Affiliate’s obligations under this Agreement or any other Document, nor the consummation of the transactions contemplated under this Agreement or any other Document shall:

(a) violate any provision of the Charter Documents of the Investor or any of its Affiliates;

(b) violate any statute or Law to which the Investor or any of its Affiliates or any of their properties may be subject;

(c) permit or cause the acceleration of the maturity of any debt or obligation of the Investor or any of its Affiliates; or

(d) conflict with, violate, or constitute a default under, or permit the termination, cancellation, payment or acceleration of, or require the consent of any Person under, or result in the creation or imposition of any Lien on any property of the Investor or any of its Affiliates under any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which the Investor or any of its Affiliates is a party or by which the Investor or any of its Affiliates (or their properties) may be bound, in each case, other than such violations, conflicts, defaults and terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to have a material adverse effect on the ability of the Investor or any of its Affiliates to perform its obligations under this Agreement or any other Document or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement and the other Documents.

4.6 Third Party Consents. Neither the nature of the Investor or any of its Affiliates nor of any of their businesses or properties, nor any relationship between the Investor or any of its Affiliates and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Securities at the Closing nor the performance by the Investor of its other obligations under this Agreement or under the other Documents, or the consummation of the transactions described in this Agreement or by any of the other Documents, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any Governmental Authority or other Person on the part of the Investor is required in connection with the execution, delivery and performance of this Agreement or any of the other Documents, including the purchase of the Securities, other than (i) such consents, approvals, authorizations, notices, filings, registrations or qualifications that shall have been made or obtained on or prior to the Closing Date and (ii) such filings under Federal and state securities Laws which are permitted or expressly described in this Agreement to be made after the Closing Date and that the Investor agrees to file within the time period prescribed by applicable Law.

4.7 Securities Restricted. The Investor acknowledges that the Securities, the Conversion Shares and the Warrant Shares have not been registered under the Securities Act and understands that the Securities and the Conversion Shares into which they may be converted and the Warrant Shares for which they may be exercised must be held indefinitely, unless they are subsequently registered under the Securities Act or a sale or other transfer is permitted pursuant to an available exemption from those the registration requirements under the Securities Act.

4.8 Ownership of Company Equity Interest. Neither the Investor nor any Affiliate thereof Beneficially Owns any Equity Interest in the Company or any Subsidiary of the Company.

4.9 Legality of Investment. The Investor’s acquisition of the Securities is not prohibited by any Law applicable to the Investor and constitutes a legal investment as of the Closing Date under the Laws of each jurisdiction to which the Investor may be subject (without resort to any “basket” or “leeway” provision). Neither the Investor nor any of its Affiliates has taken any action in connection with the transactions described in this Agreement in violation of any Law applicable to the Investor or any of its Affiliates.

4.10 Foreign Asset Control Regulations.

(a) Neither the Investor nor any of its Affiliates nor, to the Investor’s knowledge, any director, officer, agent or employee of the Investor or any of its Affiliates, is a Blocked Person or organized or resident in a country or territory that is the subject of U.S. Economic Sanctions Laws.

(b) Neither the Investor nor any of its Affiliates (i) is, to the Investor’s knowledge, under investigation by any Governmental Authority for, or has been charged with, or convicted of, a violation of any Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Investor and each of its Affiliates have taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Investor and its Affiliates and each director, officer, employee, agent, and affiliate of the Investor and each of its Affiliates are and shall continue to be in compliance with all United States and other applicable current and future Anti-Money Laundering Laws.

(c) Neither the Investor nor any of its Affiliates nor, to the Investor’s knowledge, any director, officer, agent, employee or affiliate of the Investor or any of its Affiliates, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws. The Investor and each of its Affiliates have taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Investor and its Affiliates are and shall continue to be in compliance with all United States and other applicable current and future anti-corruption Laws and regulations.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

So long as any Obligations arising under the Notes shall remain unpaid (it being acknowledged that upon satisfaction of the Notes, this Article V shall be without further force or effect):

5.1 Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes to a New York bank account on the dates and in the manner provided in the Notes and in this Agreement. The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

5.2 Information for Holders.

(a) Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Investor, within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K, respectively, if the Company were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with the SEC rules and regulations applicable to them. Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.

(b) For so long as any Notes remain outstanding, if at any time the Company is not required to file with the SEC the reports required by paragraph (a) of this Section 5.2, the Company shall furnish to the Investor, upon its request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) The Company shall be deemed to have furnished the reports required by this Section 5.2, or any other information required by this Agreement, as applicable, to the Investor if (i) the Company has filed such reports or information with the SEC using the EDGAR filing system (or any successor filing system of the SEC), (ii) the Company has posted such reports or information on its web site, or (iii) the Company makes such reports or information available to the Investor through internet access, the Company has notified the Investor by email that such information is available, and the password or other keys to access are provided to the Investor.

(d) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information required by this Section 5.2 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 5.2 upon furnishing or filing such report or other information as contemplated by this Section 5.2 (but without regard to the date on which such report or certification is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Investor under the terms of the Notes if the principal, premium, if any, and interest have been accelerated in accordance with the terms of this Agreement and the acceleration has not been rescinded or cancelled prior to the cure.

5.3 Limitation on Indebtedness. Each Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations of the Company or any Subsidiary (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business (and not for speculative purposes) to hedge or mitigate risks to which the Company or any Subsidiary of the Company is exposed in the conduct of its business and related to the management of its liabilities arising from fluctuations in interest rates, commodity prices or foreign currency pricing, (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (iii) such Swap Contract shall have been approved by a majority of the board of directors of the Company including at least one New Investor Director;

(b) Indebtedness of:

(i) a Subsidiary of the Company owing to the Company or to a Wholly Owned Subsidiary of the Company; or

(ii) the Company to a Wholly Owned Subsidiary of the Company;

provided, in each case, that (A) such Indebtedness is consistent with the annual budget of the Company approved by the board of directors of the Company, and (B) any such Indebtedness incurred by an Obligor shall be subordinated to the Obligations, such that (1) payment and prepayment of principal of and interest on such Indebtedness shall be permitted so long as no Default or Event of Default has occurred and is continuing, (2) payment and prepayment of principal of and interest on such Indebtedness shall be prohibited, following the occurrence and during the continuation of a Default or an Event of Default, until full and final payment of all Obligations, (3) the Holders of Notes shall first be entitled to receive payment in full of all Obligations before the holder of such Indebtedness shall be entitled to receive any payment with respect to such Indebtedness in the event of any distribution to creditors of such Obligor in any liquidation or dissolution of such Obligor or any proceeding under Debtor Relief Laws, and (4) the subordination agreement pertaining thereto shall contain such other subordination terms not inconsistent with the foregoing as shall have been approved by a majority of the board of directors of the Company including at least one New Investor Director;

(c) Indebtedness occurring under or hereafter arising under the Securities and the Documents;

(d) Indebtedness existing on the Closing Date and listed on Schedule 5.3(d), and any refinancings, refundings, replacements, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, replacement, renewal or extension; provided further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, replacing, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Company and its Subsidiaries than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, replaced, renewed or extended and the interest rate applicable to any such refinancing, refunding, replacement, renewing or extending Indebtedness does not exceed the then applicable market interest rate; provided further that all such Indebtedness incurred under this clause (d) which is owed by the Company to any Affiliate of the Company (other than a Wholly Owned Subsidiary) shall be subordinated to the Obligations on terms satisfactory to the Majority Noteholders of each class in their sole discretion, except that such subordination terms shall (A) permit payment and prepayment of principal of and interest on such Indebtedness so long as no Default or Event of Default has occurred and is continuing hereunder, and (B) prohibit payment and prepayment of principal of and interest on such Indebtedness following the occurrence and during the continuation of a Default or an Event of Default until full and final payment of all Obligations;

(e) Indebtedness incurred in the ordinary course of business in connection with the purchase of goods and services and not for money borrowed;

(f) Guaranties by the Company or any Subsidiary in respect of Indebtedness of the Company or any other Subsidiary otherwise permitted under this Section 5.3;

(g) Indebtedness (including Capitalized Lease Obligations and project related financing) incurred by the Company or any Subsidiary to finance (whether prior to or within 180 days after) the purchase, lease, construction, repair, replacement or improvement of property

(real or personal), including (without limiting the generality of the foregoing), the exploration for, production, transportation, marketing and distribution of oil, natural gas or other minerals, on terms not inconsistent with the terms described on Schedule 5.3(g), provided that such Indebtedness is approved by a majority of the board of directors of the Company including at least one New Director;

(h) other unsecured Indebtedness of the Company in an amount not to exceed $10,000,000 in aggregate at any one time outstanding; provided that all such Indebtedness incurred under this clause (h) shall be subordinated to the Obligations on terms approved by a majority of the board of directors of the Company including at least one New Investor Director; provided further, that such subordination terms shall in any event provide that (A) payment and prepayment of principal of and interest on such Indebtedness shall be prohibited, following the occurrence and during the continuation of a Default or an Event of Default, until full and final payment of all Obligations, and (B) the Holders of Notes shall first be entitled to receive payment in full of all Obligations before the holder of such Indebtedness shall be entitled to receive any payment with respect to such Indebtedness in the event of any distribution to creditors of such Obligor in any liquidation or dissolution of such Obligor or any proceeding under Debtor Relief Laws; and;

(i) other Indebtedness of the Company that is subordinated to the Obligations on terms satisfactory to the Majority Noteholders of each class in their sole discretion, provided that prior to the incurrence thereof such Indebtedness shall have been approved by a majority of the board of directors of the Company including at least one New Investor Director, and provided further, that with respect to such terms (A) regularly scheduled payments of interest, and principal upon the final maturity date, on such Indebtedness shall be permitted so long as no Default or Event of Default has occurred and is continuing hereunder, and (B) payment and prepayment of principal of and interest on such Indebtedness shall be prohibited, following the occurrence and during the continuation of a Default or an Event of Default, until full and final payment of all Obligations.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 5.3, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 5.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

5.4 Limitation on Transactions with Affiliates. Unless otherwise approved by a majority of the board of directors of the Company including at least one New Investor Director, each Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or cause, suffer or permit to exist, any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Obligor or Subsidiary as would be obtainable by such Obligor or Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate of the Company; provided, however, that nothing herein shall prohibit or restrict (a) intercompany loans to a Subsidiary of the Company or to the Company in the ordinary course of business and permitted under Section 5.3, (b) compensation and reimbursement of expenses of employees, officers and directors, (c) (i) expense allocations, (ii) allocations of overhead, (iii) payment (by the Company or any Subsidiary thereof) of expenses incurred by one or more Wholly Owned Subsidiaries for goods purchased from or services rendered by non-affiliated third parties, (iv) transfer pricing in compliance with applicable law, and (v) consolidated cash management activities, in each case customarily undertaken by a holding company and its Subsidiaries and undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement, (d) payments or prepayments permitted by Section 5.7 hereof, (e) transactions in connection with a merger or business or asset acquisition, including without limitation assignments to a Subsidiary of the Company which Subsidiary was created to facilitate such merger or business acquisition, and (f) the execution and performance of any Document.

5.5 Limitation on Liens. Each Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens in favor of the Collateral Agent pursuant to the Documents or otherwise for the benefit of the holders of the Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 5.5(b), and any renewals, extensions or replacements thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, except as contemplated by Section 5.3(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, modification or extension of the obligations secured or benefited thereby is permitted by Section 5.3(d);

(c) Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) pledges or deposits to secure the performance of (i) bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) obligations of the Company or any Subsidiary (contingent or otherwise) existing or arising under any Swap Contract permitted under Section 5.3, provided, in the case of the foregoing clause (ii), that such pledge or deposit shall have been approved by a majority of the board of directors of the Company including at least one New Investor Director;

(g) easements, rights-of-way, and other similar restrictions and encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under any of the Notes;

(i) Liens securing Indebtedness permitted by Section 5.3(g), provided that such Liens extend only to the assets purchased, leased, constructed, repaired, replaced or improved with or financed by such Indebtedness, and all proceeds thereof; and

(j) other Liens approved by a majority of the board of directors of the Company including at least one New Investor Director;

provided, that, notwithstanding the foregoing, each Obligor shall not, and shall not permit any of its Subsidiaries, to, directly or indirectly, create, incur, assume, or suffer to exist any Lien upon Equity Interests or Capital Stock of any Affiliated Entity or joint venture owned by any Obligor.

5.6 Compliance Certificate. Each set of financial statements delivered by the Company pursuant to Sections 5.2(a)(i) and 5.2(a)(ii) shall be accompanied by an Officers’ Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Company and the Subsidiary Guarantors have satisfied, performed and fulfilled their obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, (i) the Company and the Subsidiary Guarantors during such preceding reporting period have satisfied, performed and fulfilled each and every such covenant, (ii) no Default occurred during such reporting period, (iii) at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Company is taking or proposes to take with respect thereto, and (iv) if the Company has changed its fiscal year end since the date the last Officer’s Certificate was provided in accordance with the terms hereof, then a statement setting forth the date such change was made and the beginning and ending date of the new fiscal year.

5.7 Prepayments, Etc. of Indebtedness. Each Obligor shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, except the prepayment of (a) the Notes in accordance with the terms of the Documents, (b) the Bridge Loan, (c) the Petroandina Note, (d) the Edmiston Note, (e) unreimbursed expenses of directors, officers and employees incurred in the ordinary course of business and (f) other prepayments approved by a majority of the board of directors of the Company including at least one New Investor Director.

5.8 Collateral and Guarantees. Each Obligor shall:

(a) within 30 days (45 days, in the case of deposit account control agreements) following the Closing Date, duly execute and deliver to the Collateral Agent such Collateral Documents and other agreements, instruments or filings, all in form and substance satisfactory to the Collateral Agent, as the Collateral Agent may reasonably request to create and perfect Liens on the Collateral to secure the Obligations in favor of the Collateral Agent (including, for the avoidance of doubt, all documents and filings in or governed by non-U.S. Law as shall be necessary or appropriate to create and perfect, under applicable non-U.S. Law, Liens on any Collateral consisting of Capital Stock of a CFC or a Person that is not a Domestic Subsidiary and on any property owned or located outside the United States), together with such customary officer’s certificates, opinions of counsel and other documents as the Collateral Agent may reasonably request in connection therewith;

(b) thereafter, promptly do all such acts and execute all such documents as the Collateral Agent may reasonably request from time to time (and in such form as the Collateral Agent may reasonably require), including, without limitation and for the avoidance of doubt, executing, delivering, filing, and/or recording, as applicable, all applications, certificates, instruments, registration statements, and other documents and papers as the Collateral Agent determines appropriate under the law of any applicable foreign or domestic jurisdiction, to perfect the Liens created or intended to be created under or evidenced by the Collateral Documents or for the exercise of any rights, powers and remedies of the Collateral Agent or the Holders of the Notes granted by or pursuant to the Documents or by law;

(c) at all times while any of the Notes are outstanding, cause each Wholly Owned Subsidiary of the Company that is a Domestic Subsidiary to be a Subsidiary Guarantor, including by promptly causing each such Subsidiary formed, acquired, or organized after the Closing Date to duly execute and deliver to the Holders of Notes a joinder to the Subsidiary Guaranty to become party thereto in accordance with the terms thereof.

5.9 Terrorism Sanctions Regulations. The Company shall not, and shall not permit any Affiliated Entity to, knowingly (a) become an OFAC Listed Person or (b) make hereafter any investments in, or engage in any dealings or transactions with, any Blocked Person in violation of U.S. Economic Sanctions Laws.

5.10 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (a) in such instances in which compliance with such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; (b) in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (c) with respect to Environmental Laws, which are addressed in Section 5.11.

5.11 Compliance with Environmental Laws. The Company shall, and shall cause each Subsidiary to comply, and, except with respect to oil and gas properties that are not operated by the Company or any of its Subsidiaries, cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of, all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.12 Payment of Taxes, etc. Each Obligor shall, and shall cause each of its Subsidiaries to, file all Tax returns required by applicable Law, except where the failure to file would not have a Material Adverse Effect. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge, as the same may become due and payable, all Taxes, assessments, fees and other governmental charges or levies against it or on any of its property as well as material claims of any kind or character; provided, however, that the foregoing shall not require any Person to pay or discharge any such Tax, assessment, fee, charge, levy or claim (i) so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (ii) where such Tax, assessment, fee, charge, levy or claim is owed to a Governmental Authority outside the United States and a failure to pay or discharge same would not have a Material Adverse Effect.

5.13 Approvals; Operation.

(a) Each Obligor shall, and shall cause each of its Subsidiaries to, obtain, maintain in full force and effect, and comply in all material respects with, all Approvals as may be required or advisable from time to time for each Obligor to (i) execute, deliver and perform and preserve its rights under any of the Documents, (ii) grant and perfect the Liens granted or purported to be granted and perfected by it pursuant to any Collateral Document to which it is a party and (iii) maintain and operate in all material respects its business in accordance with standard industry practice in the applicable jurisdiction. Each Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation or sell or otherwise transfer all or substantially all of its assets, except that (i) any Subsidiary may be merged or consolidated with or into an Obligor provided that an Obligor shall be the continuing or surviving entity, and (ii) any Subsidiary may sell or transfer all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to an Obligor provided that, with respect to any such sale or transfer by a Subsidiary that is not a Subsidiary Guarantor, the consideration for such disposition shall not exceed the fair value of such assets.

(b) Without limiting the generality of Section 5.13(a), as soon as practicable after the Closing Date, and in any event no later than ten (10) Business Days following the Closing Date, the Company shall take, and shall cause its Subsidiaries (including HNR Finance) to take, all actions necessary to authorize HNR Finance to execute, deliver and perform all of its obligations under the Management Agreement, and to consummate the transactions described in the Management Agreement, and shall cause HNR Finance to execute and deliver the Management Agreement.

5.14 Limitation on Specified Litigation. Unless otherwise approved by a majority of the board of directors of the Company including at least one New Investor Director, the Company shall not, and shall not permit any of its Subsidiaries to, submit a request for arbitration or otherwise file a claim against the Government of Venezuela relating to the interest of the Company or any of its Subsidiaries in Petrodelta (a “Venezuela Claim”) until on or after the Claim Date.

5.15 Use of Proceeds. Unless otherwise approved by a majority of the board of directors of the Company including at least one New Investor Director, all of the net proceeds from the sale of the Securities under this Agreement shall be used (a) to prepay the Bridge Loan, (b) to prepay the Petroandina Note, (c) to pay the Edmiston Note, (d) pay and discharge any amounts owed by the Company in respect of franchise Taxes and (e) for general corporate purposes, including the expenditures in the budget attached hereto as Exhibit A, but excluding any other prepayment of Indebtedness for borrowed money, other than Indebtedness evidenced by the Securities or otherwise arising under the Documents.

5.16 2015 Budget. During the period beginning at the Closing and ending on the date when Stockholder Approval has been obtained, the Company shall not make any expenditures or pay any amounts to a third Person except (a) to prepay the Bridge Loan, (b) to prepay the Petroandina Note, (c) to pay the Edmiston Note, (d) in accordance with the budget attached hereto as Annex M (or, if Stockholder Approval is not obtained prior to December 31, 2015, the annual budget of the Company approved by the Company’s board of directors), (e) any supplemental expense if such expenditure does not exceed 10% of the annual limitation individually or cumulatively for such budgeted expenditure, and (f) any other expenditure approved by the majority of the board of directors of the Company, including at least one New Investor Director.

5.17 Certificate of Good Standing. No later than three (3) Business Days following the Closing Date, the Company shall deliver to the Investor a certificate of good standing of the Company reasonably satisfactory to the Investor.

5.18 Repayment of Petroandina Note. Immediately following the public announcement of the Closing in accordance with this Agreement, the Company shall provide Petroandina with notice of its intention to repay the Petroandina Note. Thereafter, the Company shall use its reasonable best efforts to repay the Petroandina Note in accordance with the terms of the Petroandina Note and shall promptly deliver written confirmation of such repayment to the Investor.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC in preliminary form a proxy statement relating to the 2015 annual meeting of the Company’s stockholders (the “Initial Stockholders’ Meeting”) that shall include the Stockholder Proposals (such proxy statement, together with any amendment or supplement thereto, the “Proxy Statement”). The Proxy Statement shall contain the unanimous recommendation of the board of directors of the Company to the Company’s stockholders that such stockholders approve each of the Stockholder Proposals at the Initial Stockholders’ Meeting (and the board of directors shall not modify or withdraw such resolution). The Company will notify the Investor of the receipt of any comments from the SEC with regard to the Proxy Statement or any requests by the SEC for additional information and will supply the Investor with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or any request from the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules promulgated under the Exchange Act. If at any time prior to the Initial Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall consult with the Investor prior to mailing any amendment or supplement to the Proxy Statement, and provide the Investor with a reasonable opportunity to comment thereon.

(b) The Investor shall furnish to the Company any information (the “Investor Information”) concerning the Investor and its affiliates reasonably requested by the Company in connection with the Proxy Statement and required by the Exchange Act and the rules promulgated under the Exchange Act to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC. Any information provided in writing by or on behalf of the Investor to be included in the Proxy Statement (other than any information or statements made or incorporated by reference that were not supplied by or on behalf of the Investor) shall not, at the time the Proxy Statement is published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any information provided in writing by or on behalf of the Company to be included in the Proxy Statement (other than any information or statements made or incorporated by reference that were not supplied by or on behalf of the Company) shall not, at the time the Proxy Statement is published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.

(c) The Company shall, as promptly as possible following the date when the Proxy Statement has been cleared by the SEC, (i) by resolution of the Company’s board of directors, establish a record date for the Initial Stockholders’ Meeting that shall be as close as reasonably practicable to (but not prior to) Closing Date, for the purpose of voting on the Stockholder Proposals and other matters to be considered at the Initial Stockholders’ Meeting, (ii) by resolution of the Company’s board of directors, establish the earliest reasonably practical date for the Initial Stockholders’ Meeting (which shall in no event be later than August 31, 2015). As promptly as practicable after the record date established for the Initial Stockholders’ Meeting, the Company shall mail to the equityholders of the Company entitled to vote at the Initial Stockholders’ Meeting the final Proxy Statement. The Company shall duly call, convene and hold the Initial Stockholders’ Meeting as promptly as reasonably practicable after the date of mailing the final Proxy Statement (and in any event no later than August 31, 2015); provided, however, that the Company may postpone, recess or adjourn the Initial Stockholders’ Meeting in the absence of a quorum, to solicit additional proxies.

(d) If Stockholder Approval is not obtained at the Initial Stockholders’ Meeting, absent an Acceleration Election, the Company shall call successive special meetings (or if applicable other annual meetings) to obtain the Stockholder Approval, each such meeting to be held no less than once in each subsequent six-month period, until the Stockholder Approval is obtained. The Company shall take all such actions as are necessary or appropriate to include (and the disinterested members of the Company’s board of directors shall unanimously recommend that the Company’s stockholders approve) each of the Stockholder Proposals that have not yet been approved at each such stockholder meeting and to prepare and deliver a proxy statement to be delivered to the Company’s stockholders at least 45 days in advance of each such stockholders’ meeting. Sections 6.1(a) (excluding the first sentence thereof) and 6.1(b) shall apply to each such proxy statement, mutatis mutandis.

(e) If the Stockholder Approval is not obtained at the Initial Stockholder Meeting, then at any time during the period beginning on the day immediately following the Initial Stockholders’ Meeting and ending on the date Stockholder Approval is ultimately obtained, the Investor may elect to accelerate the Non-Convertible Notes and/or the Convertible Notes by delivering a written notice to the Company identifying the series of Notes to be accelerated (the “Acceleration Election”) and such notice, the “Acceleration Notice”). The series of Notes specified in the Acceleration Notice shall accelerate and become payable in full 60 days after the date the Investor delivers the Acceleration Notice (the “Refinancing Date”). Effective on the Refinancing Date, and notwithstanding anything to the contrary in this

Agreement or the other Documents: (i) the Warrants shall expire; (ii) the New Directors who are not independent shall resign from the Company’s board of directors; (iii) the Petrodelta Directors shall resign from Petrodelta’s board of directors; (iv) the Company shall be permitted to bring a Venezuela Claim; (v) the restrictions on the Investor and its Affiliates set forth in Section 6.10 of this Agreement shall terminate and be of no further force or effect; and (vi) the Management Agreement shall terminate.

6.2 Board Representation and Governance.

(a) The Investor shall have the right to designate the three New Directors of the Company pursuant to the terms of this Section 6.2 (including Section 6.2(k)). The Company shall cause such New Directors to be elected or appointed to the Company’s board of directors at the Closing and thereafter, to be nominated for election to the Company’s board of directors, in each case subject to the satisfaction of all legal and governance requirements for service as a director of the Company.

(b) Subject to Section 6.2(k), at each annual meeting of the Company’s stockholders (and any other meeting of the Company’s stockholders at which, or consent solicitation by the Company pursuant to which, the stockholders are asked to vote on the election of directors to the Company’s board of directors), the Company shall nominate the New Directors named by Investor for election at such meeting (or pursuant to the consent), shall include those nominations in the Company’s proxy materials and proxy card for such meeting (or consent solicitation statement and form of consent), along with the Company’s nominations for other members of the board of directors, shall recommend to the Company’s stockholders that they vote in favor of the election of the New Directors and shall use reasonable best efforts to cause the New Directors to be elected, in each case subject only to the satisfaction of all legal and governance requirements regarding service as a director of the Company, including the requirement that at least one New Director shall at all times be “Independent” (A) as that term is defined by the New York Stock Exchange’s Listed Company Manual and related interpretations of those rules by the New York Stock Exchange and (B) in accordance with the Director Independence Standards.

(c) Subject to Section 6.2(k), if any New Director shall resign from the Company’s board of directors be or be rendered unable to, refuse to, be appointed to, or for any other reason fail to serve or is not serving on the board of directors of the Company for any reason, then the Investor shall be entitled to designate privately by providing a written notice to the Company, and the Company’s board of directors shall promptly take such action as shall be necessary (under Delaware General Corporation Law (“DGCL”) Section 223 and otherwise), to cause to be added as a member of the Company’s board of directors, a replacement director who is reasonably satisfactory to the Company, subject only to the satisfaction of all legal and governance requirements regarding service as a director of the Company. In addition, if the vacancy to be filled pursuant to this Section 6.2(c) shall be the independent New Director, then the obligation to fill the vacancy with a Person nominated by the Investor shall be subject to requirement that that the then-existing board members confirm that such replacement director is “Independent” (i) as that term is defined by the New York Stock Exchange’s Listed Company Manual and related interpretations of those rules by the New York Stock Exchange and (ii) in accordance with the Director Independence Standards. Any replacement director appointed or elected to the Company’s board of directors pursuant to this Section 6.2(c) shall be deemed a New Director for all purposes hereunder.

(d) The Company shall cause its Nominating and Corporate Governance Committee to reasonably comply with the requirements of Sections 6.2(b) and 6.2(c).

(e) In complying with the provisions of Section 6.2(b) and 6.2(c), the Company shall support the election of nominees for New Directors in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for director.

(f) In addition to any other requirements of Law or the Company’s certificate of incorporation or bylaws, the Company shall provide each New Director with at least 72 hours’ notice of all regular meeting and special meetings of the Company’s board of directors and any committees of the board of directors (except to the extent that such New Director has waived this notice requirement in writing). The Company shall make reasonable accommodations with respect to the date and time of any meeting described in the preceding sentence if a New Director is unable to attend the meeting at the noticed date and time.

(g) Each of the New Directors shall be entitled to the same compensation and the same indemnification in connection with his role as a director of the Company as the other members of the Company’s board of directors. Each New Director shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending board or committee meetings to the same extent as the other members of the Company’s board of directors.

(h) The Company shall provide the New Directors with copies of all notices, minutes, consents and other material that it provides to all other members of the Company’s board of directors concurrently as such materials are provided to the other members.

(i) Subject to Section 6.2(k), all actions by the Company’s board of directors shall require approval by a majority of the directors present at a duly called meeting; provided, however, that for as long as no single Person or Group owns a majority of the Company’s outstanding Voting Stock, any Extraordinary Action to be taken by the Company’s board of directors shall require the approval of a 5/7 majority of the whole board (i.e., at least five of the seven members of the post-Closing board); provided further, however, that if for any reason there are one or more vacancies on the Company’s board of directors at the time the Extraordinary Action is taken, or if one or more directors are interested (as that term is defined in DGCL Section 144 and related judicial interpretations) in an Extraordinary Action to be taken by the board of directors, such Extraordinary Action shall require the approval of at least 60% of the remaining or disinterested directors, as applicable, including at least one of the New Directors (provided that a disinterested New Director then exists). If the Company’s board of directors votes to change the number of members of the Company’s board of directors, the Company and the Investor shall mutually cooperate in good faith to provide for alternative requirements for board approval of Extraordinary Actions as analogous as possible to the provisions of this Section 6.2(i).

(j) The Investor shall have the right to designate two Petrodelta Directors pursuant to the provisions of this Section 6.2. The Company shall cause such Petrodelta Directors to be elected or appointed to Petrodelta’s board of directors at the Closing and thereafter. Each Petrodelta Director shall serve in such capacity at all times in good faith at the direction of the Company’s Chief Executive Officer and in accordance with all applicable Laws and Parent’s Code of Business Conduct and Ethics. Subject to Section 6.2(k), if any Petrodelta Director shall resign from Petrodelta’s board of directors be or be rendered unable to, refuse to, be appointed to, or for any other reason fail to serve or is not serving on the board of directors of Petrodelta for any reason, then the Investor shall be entitled to designate privately by providing a written notice to the Company, and the Company shall promptly take such action as shall be necessary, to cause to be added as a member of Petrodelta’s board of directors, a replacement director who is reasonably satisfactory to the Company. Any replacement director appointed or elected to the Company’s board of directors pursuant to this Section 6.2(j) shall be deemed a Petrodelta Director for all purposes hereunder. Notwithstanding anything else in this Agreement to the contrary, each Petrodelta Director shall be bound by and subject to the same confidentiality obligations as each other member of Petrodelta’s board of directors; provided, that during the term of the Management Agreement, each Petrodelta Director shall agree to be bound by and subject to the provisions of Section 8 of the Management Agreement applicable to Service Provider, its Affiliates and each of their respective Representatives (as defined therein) relating to the treatment of Harvest Confidential Information (as defined therein) and public statements and releases with respect to Harvest Confidential Information and the services contemplated by the Management Agreement. Each of the Petrodelta Directors shall be entitled to the same compensation and indemnification in connection with his or her role as a director as the other members of the Petrodelta board of directors, and the Petrodelta Directors shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending board or committee meetings to the same extent as the other members of the Petrodelta board of directors in accordance with the Company’s established policies for business-related expenses. The Company shall provide the Petrodelta Directors with copies of all notices, minutes, consents and other Petrodelta board material that it receives from Petrodelta. The Company shall have the right to appoint two “alternate” designees to the board of directors of Petrodelta from time to time, who shall be reasonably acceptable to the Investor. Each such “alternate” designee shall be entitled to attend meetings of the Petrodelta board of directors and to receive all information provided to the members of the Petrodelta board of directors (including copies of all notices, minutes, consents and other Petrodelta board material). For the avoidance of doubt, no “alternate” designee shall have voting rights with respect to actions of Petrodelta’s board of directors, except as permitted under Article 19 of Petrodelta’s bylaws in case of the absence of either Petrodelta Director.

(k) The provisions of this Section 6.2 shall terminate on the first to occur of (i) the Ownership Threshold Date, (ii) the Claim Date (but only if the Stock Appreciation Date has not occurred before the Claim Date) and (iii) the date on which the Warrants expire.

6.3 Limitation on Voting Rights.

(a) Notwithstanding anything to the contrary in this Agreement or any other Document, including the terms of the Convertible Note, the Warrant and the Series C Shares, the Investor, together with its Affiliates, shall not have the ability or the right to exercise any voting rights (including action by written consent) of any (i) Class C Shares or shares of Common Stock acquired pursuant to this Agreement (including Conversion Shares, Warrant Shares, shares acquired pursuant to the exercise of preemptive rights under Section 6.12 of this Agreement, shares acquired under Section 6.13 of this Agreement or otherwise), or (ii) shares of Common Stock Beneficially Owned by the Investor or its Affiliates as of the Closing, collectively, in excess of 49.90% of the total issued and outstanding voting securities of the Company, regardless of whether such excess number of voting securities is Beneficially Owned by the Investor or its Affiliates. To the extent, if any, that the Investor or any of its Affiliates acquire Beneficial Ownership of shares of Voting Stock of the Company as a result of the conversion or exercise of the Convertible Note or Warrant that, together with the Voting Stock of the Company Beneficially Owned by the Investor and its Affiliates as of the Closing, exceeds 49.90% of the total issued and outstanding voting securities of the Company, the Investor shall not, and shall cause its Affiliates not to, vote (or submit an executed written consent with respect to) any such shares in excess of such percentage that are acquired as a result of such conversion or exercise in any meeting of the Company’s stockholders or with respect to any action to be taken by the Company’s stockholders.

(b) Until the Stockholder Approval Date, if any Investor or any Affiliate of an Investor transfers any of the Securities or any Conversion Shares or Warrant Shares to a Person who is not an Affiliate pursuant to the provisions of Section 6.11 of this Agreement, the provisions of Section 6.3(a) shall continue to apply to the transferee until the Stockholder Approval Date; from and after the Stockholder Approval Date, the provisions of this Section 6.3(b) shall be null and void.

6.4 Reserved.

6.5 Expenses. The Company has paid $300,000 to reimburse certain costs and expenses incurred in connection with the transactions described in this Agreement. All other costs and expenses incurred by the Investor or its Affiliates in connection with the transactions described in this Agreement shall be paid by the Investor or such Affiliate. All costs and expenses incurred by the Company in connection with the transactions described in this Agreement shall be paid by the Company.

6.6 Agreement to Appoint Administrative Agent. If at any time the Notes of a class are held by parties that are not all Affiliates of one another, the Majority Noteholders of such class of Notes shall negotiate in good faith with the Company to appoint as administrative agent for such class of Notes, pursuant to customary agency provisions, an institution of recognized regional or national standing to, among other customary powers and duties, receive notices on behalf of and to facilitate communications with the Holders of such class of Notes.

6.7 Tax Treatment. The Company and the Investor (the “Parties”) agree that the Securities initially being issued on the Closing Date are being issued together as an “investment unit” within the meaning of Section 1273(c)(2) of the Internal Revenue Code. For the purpose of allocating the issue price of the “investment unit” to the Initial Non-Convertible Note, the Convertible Note and the Warrant, the Company and the Parties agree that the aggregate fair market value of the Initial Non-Convertible Note is $5,773,537, of the Convertible Note is $7,751,647, and of the Warrant is $18,380,675, in each case, on the date of this Agreement. The

Parties agree that the foregoing allocation shall be used to determine the issue price of the “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code and Treasury Regulations Section 1.1273-2(h)(2), and except as otherwise required by applicable Law, the Parties agree to use the foregoing allocation for all applicable Tax purposes with respect to this transaction. The Parties agree (i) that the Notes are debt for U.S. federal income tax purposes, (ii) that the Notes are not governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iii) to adhere to this Agreement for U.S. federal income tax purposes and not to take any action or file any Tax Return inconsistent herewith. This paragraph is not an admission by an Investor that it is subject to U.S. federal income taxation.

6.8 Confidentiality and Publicity.

(a) The Confidentiality Agreement, as it applies to CT Energia and its Affiliates, shall terminate effective upon the Closing. For the avoidance of doubt, the Confidentiality Agreement, shall continue in full force and effect after the Closing as it applies to the other parties thereto in accordance with its terms, subject to any separate agreement or arrangement between the Company and such other parties. From and after the Closing Date, each party hereto shall, and shall cause their Affiliates and representatives to, maintain in confidence any nonpublic written, oral or other information relating to other party (such party, the “Receiving Party” and such other party, the “Disclosing Party”), its Subsidiaries and Affiliates (including such information previously provided to such party or its Affiliates or representatives and such information provided on and after the Closing Date), except that the requirements of this Section 6.8 shall not apply to the extent that any such information (i) is already in the Receiving Party’s or its Affiliates’ or representatives’ possession (as applicable), provided that such information was not provided pursuant to the Confidentiality Agreement and is not subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or the Receiving Party’s Affiliates or representatives in violation of this Agreement, (iii) becomes available to the Receiving Party or its Affiliates or representatives (as applicable) on a nonconfidential basis from a source other than the Receiving Party (provided, that such source, to the Receiving Party’s knowledge, is not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party) or (iv) is required by Law to be disclosed; provided, that in the case of this clause (iv), the Receiving Party shall have given to the Disclosing Party, to the extent permitted by Law, prompt written notice of such request or requirement so that the Disclosing Party may, at its own cost, seek an appropriate order or other remedy protecting the confidential material from disclosure, and the Receiving Party reasonably cooperate (at the cost of the disclosing Person) with the Disclosing Party to obtain such protective order or other remedy, and in any case, the Receiving Party shall furnish only that portion of the confidential information which, in the opinion of its counsel, they are legal required to disclose; and provided, further, that the Receiving Party provide the Disclosing Party with written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses reasonable best efforts (at the cost of the Investor) to seek confidential treatment of such information. The Receiving Party shall instruct its Affiliates and representatives having access to such nonpublic information of such obligation of confidentiality.

(b) The initial press release announcing the execution and delivery of this Agreement and the Closing shall be in a form mutually agreed upon by the Company and the

Investor. Each Party agrees not to, and to cause its Affiliates not to, issue any press release or make any other public announcement relating to this Agreement or the transactions described in this Agreement without the prior written approval of the other Parties, except as may be required by Law, court process or the NYSE Rules or the rules and regulations of such other applicable national securities exchange or national securities quotation system, in which case the other Parties shall, to the extent practicable, be given the reasonable opportunity to review and comment on any such press release or other public announcement. The requirements of this Section 6.8(b) shall not apply to any disclosure by any Party of any information concerning this Agreement or the transaction described in this Agreement in connection with any dispute between the Parties regarding this Agreement or the transaction described in this Agreement.

6.9 Change of Control. Prior to the Stock Appreciation Date, the Parties shall not take any action or agree to take any action that would constitute a Change of Control. The agreements and documents necessary to determine what constitutes a Change of Control have been made available to the Investor.

6.10 Standstill Provisions. Until the earliest of (a) the Claim Date, (b) the Stock Appreciation Date and (c) the Ownership Threshold Date, except as specifically set forth in this Agreement or any other Document, including the issuance of the Securities to the Investor and permitted assigns, conversion of the Convertible Note into Conversion Shares and exercise of the Warrant for Warrant Shares, the Investor shall not, and shall cause its Affiliates not to, in any case, acting alone or with others, in any manner, directly or indirectly:

(a) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company or any of its Affiliates or Subsidiaries (other than in the ordinary course of business between the Investor and the Company or any of the Company’s Subsidiaries) or Petrodelta, unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the board of directors of the Company and is directed and disclosed solely to the board of directors of the Company (it being understood that such acquisition, agreement or making of a proposal may be disclosed to the Investor’s and its Affiliates’ representatives as permitted by Section 6.8);

(b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any Affiliate or Subsidiary of the Company or Petrodelta;

(c) solicit proxies or consents from stockholders of the Company or otherwise seek to influence of control the management or policies of the Company or any of the Company’s Affiliates or Subsidiaries or Petrodelta or the voting of any voting securities of the Company not owned by the Investor or any Affiliate of the Investor;

(d) form, join or in any way participate in a Group with respect to any voting securities of the Company (other than any Group formed between the Investor and its Affiliates);

(e) otherwise act alone or in concert with others, to seek to control or influence the management, the board of directors or the policies of the Company;

(f) disclose any intention, plan or arrangement inconsistent with the foregoing or make any public statement or disclosure with respect to any matters covered by this Section 6.10;

(g) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing;

(h) seek to invalidate, modify or limit by judicial proceeding or otherwise any of the provisions of this Section 6.10; or

(i) seek or negotiate or influence the terms and conditions of employment of employees of the Company or any Subsidiary of the Company or of any agreement of collective bargaining with employees of the Company or any Subsidiary of the Company;

provided, however, that:

(i) nothing in clauses (c) to (e) shall apply to the New Investor Directors in their capacity as directors of the Company;

(ii) if the Stockholder Approval shall not have been obtained at the Initial Stockholder Meeting, then notwithstanding anything to the contrary in clauses (a) to (i), the Investor and its Affiliates shall be permitted to acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire the Company’s voting securities (or direct or indirect rights, warrants or options to acquire more of the Company’s voting securities) so long as, immediately following the acquisition, the Investor and its Affiliates Beneficially Own 49.90% or less of the number of shares of issued and outstanding voting securities; and

(iii) none of the restrictions set forth in this Section 6.10 shall apply to any portfolio company with respect to which none of the Investor or its Affiliates is the party exercising control over the decision to purchase voting securities of the Company or to vote voting securities of the Company (so long as the Investor or any of its Affiliates do not provide to such entity any non-public information concerning the Company or any Subsidiary of the Company and such portfolio company is not acting at the request or direction of or in coordination with the Investor or any of its Affiliates.

6.11 Transfer and Assignment.

(a) The Securities may be transferred to an Affiliate of the Investor without approval of the Company’s board of directors; provided, however, that the Investor or any subsequent transferor of any Securities shall provide notice to the Company of any such transfer at least five Business Days before effecting such transfer. Subject to Section 6.11(b), the Securities may not be transferred to any other Person unless the transfer has been approved by the prior written consent of the full board of directors of the Company (which consent shall not be unreasonably withheld, delayed or conditioned). Any transfer of any Security shall be subject to the requirements of applicable Law, including securities Laws, in addition to the provisions of this Section 6.11. If there is any transfer of any Security pursuant to the terms of this Section 6.11(a), the transferring Holder and the transferee Holder shall cooperate with the Company to provide for any customary agreements, consents, waivers or documents to effect the transfer and shall take such actions as may be necessary pursuant to Section 6.6.

(b) The Conversion Shares, after issuance upon conversion of the Convertible Note, and the Warrant Shares, after issuance upon exercise of the Warrant, shall be transferrable without any contractual limitations (including any of the limitations set forth in Section 6.11(a)), but shall be subject to the requirements of any Law, including securities Laws.

(c) Except as set forth in Sections 6.11(a) and 6.11(b), no rights, interests or obligations under this Agreement or any other Document shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties.

(d) Subject to Sections 6.11(a), 6.11(b) and 6.11(c), of this Agreement and the terms of the other Documents shall be binding on, inure to the benefit of, and be enforceable by, the Parties and their permitted successors and permitted assigns.

6.12 Participation Rights.

(a) Before the Stockholder Approval Date, the Investor (or its designated Affiliates) shall have a preemptive right to participate pro rata, up to 19.9% of the Company’s outstanding voting stock as of immediately prior to the Closing, in any future financings (whether by means of the incurrence of Indebtedness or the issuance of Equity Securities, or a combination of both), subject to the exceptions listed below; provided, that if the Investor or any of its Affiliates wish to participate in any such future financings (other than by exercising the preemptive rights set forth in this Section 6.12), they may not, in the aggregate acquire more than one percent of the Beneficial Ownership of the total voting securities, on a fully diluted basis, in accordance with the NYSE Rules. From and after the Stockholder Approval Date, for a period of five years, the Investor (or its designated Affiliates) shall have a preemptive right to participate pro rata, up to 49.90% in any future financings (whether by means of the incurrence of Indebtedness or the issuance of Equity Securities, or a combination of both), subject to the exceptions listed below.

(b) The provisions of the last sentence of Section 6.12(a) shall not apply to:

(i) The award or issuance of any equity-based compensation to directors or employees of the Company or any of its Subsidiaries pursuant to any existing Plan or new arrangement related to such director’s or employee’s service as a director or employee of the Company (provided, in each case, that any such new award or issuance shall be approved by the Board in accordance with Section 6.2(i)) and the exercise of any options or similar rights thereunder;

(ii) The conversion of any Convertible Securities in accordance with their terms;

(iii) The issuance of any Common Stock pursuant to the exercise of the Prior Warrants;

(iv) The bona fide, arm’s length issuance or incurrence of any Indebtedness by the Company or any of its Subsidiaries not prohibited by Section 5.3;

(v) any issuance in connection with a bona fide, arm’s length direct or indirect merger or business acquisition; and

(vi) any subdivision of the Company’s securities or any recapitalization, reorganization, reclassification or conversion of the securities of the Company or any of its Subsidiaries.

(c) If the Company proposes to enter into any debt or equity financing subject to this Section 6.12, it shall provide the Investor with written notice that it intends to enter into such a transaction, together with sufficient information about the transaction to enable the Investor or its designated Affiliates to make a decision as to whether they wish to participate in the proposed transaction. The Investor (on behalf of itself and its designated Affiliates) shall notify the Company, within five Business Days after the Company provides the notice, as to whether it wishes to participate in the transaction. Any election by the Investor, for itself or any Affiliates shall be binding and irrevocable, except that Investor’s or its designated Affiliates’ obligation to consummate the proposed financing shall be subject to the satisfaction (or waiver by the Investor or its designated Affiliate) of any and all terms and conditions that the Company has offered to the third Persons participating in the financing.

6.13 Open Market Purchases. After the Stockholder Approval Date, if the Investor (or its designated Affiliates) (a) has converted all of the Convertible Note (such that the Convertible Note is no longer outstanding), (b) has exercised all of the Warrant (such that the Warrant is no longer outstanding) and (c) after such conversions and exercises owns less than 49.90% of the total issued and outstanding voting securities of the Company, the Investor (or its designated Affiliates) shall be entitled to purchase shares of the Company’s Common Stock in the open market sufficient for the Investor (and its designated Affiliates) to own up to 49.90% of the total issued and outstanding voting securities of the Company; provided, however, that purchases of Common Stock under this Section 6.13 must comply with applicable federal and state securities laws, and, prior to making any such purchases, the Investor (and, if applicable, its designated Affiliates) shall agree in writing to be bound by the Company’s insider trading policy. The provisions of this Section 6.13 shall not apply at any time after the Investor (or its designated Affiliates) transfers any Securities to a non-Affiliate of the Investor.

6.14 Usury Savings Clause. It is the intent of the Parties in the execution and performance hereof and of all Notes in connection herewith to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the Parties stipulate and agree that none of the terms and provisions contained herein or in any Note executed in connection herewith shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate, or to pay an amount of interest in excess of that permitted to be charged under Applicable Law. For purposes hereof “interest” shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Agreement and the Notes. The Company shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or to pay an amount of interest in excess of that which may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions hereof or of any Note, and of any other instrument pertaining to or securing any of the Notes, which may be in actual or apparent conflict herewith. If due to the prepayment or acceleration of maturity of any of the Notes or any other contingency the effective rate or amount of interest which would otherwise be payable hereunder or under any of the Notes would exceed the Maximum Rate or amount of interest the Investor or any other holder of any of the Notes is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event the Investor or any Holder of any of the Notes shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable hereunder or under any of the Notes to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount due under each such Note or the amount of interest which would otherwise be payable hereunder or under each such Note, or both, shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Company upon such determination. The Parties further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received hereunder or under any Note which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or amount, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the applicable Notes, all interest at any time contracted for, charged, taken, reserved or received from the Company or otherwise by the Investor or any other Holder of such Notes.

6.15 Further Assurances. Following the Closing, each of the Parties will execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement and the documents to be delivered under this Agreement.

ARTICLE VII

DEFINITIONS

7.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any referenced Person, a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person. When used herein without reference to any Person, “Affiliate” means an Affiliate of the Company. For purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Entity” means any Subsidiary of the Company and any controlled Affiliate of the Company or any Subsidiary of the Company. For the avoidance of doubt, for purposes of this Agreement, Petrodelta shall not be deemed to be an Affiliated Entity of the Company.

“Applicable Law” shall mean the law in effect from time to time and applicable to the transactions between the parties hereto pursuant hereto which lawfully permits the charging and collection of the highest permissible lawful non usurious rate of interest on such transactions, including laws of the State of New York, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America.

“Approval” means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order judgment, decree, sanction or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Beneficial Ownership,” “Beneficially Own” and analogous phrases refers to the definition of beneficial ownership contained in Rule 13d-3 under the Exchange Act.

“Blocked Person” means a Person who is (a) an OFAC Listed Person or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC.

“Bridge Loan” means that certain Promissory Note dated May 11, 2015, by the Company in favor of CT Energia, in the original principal amount of $1,300,000.

“Business Day” means any day that is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests and limited liability units), rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means a “Change of Control” or “change of control” as defined in (a) the Shareholders’ Agreement, (b) the Petrodelta Contract or (c) any LTIP, Stand Alone Award or Employment Agreement.

“Charter Documents” of any Person, means its certificate of incorporation, articles of incorporation, bylaws, limited liability company certificate, limited partnership certificate, limited liability company agreement, operating agreement, limited partnership agreement, partnership agreement or other organic document of similar purpose.

“Claim Date” “means the first Business Day following the one-year anniversary of the Closing; provided, however, that if the Investor elects to provide additional funds on any Additional Funding Date pursuant to the terms of Section 1.3 of this Agreement, the “Claim Date” shall mean the one-month anniversary of the latest Additional Funding Date with respect to which funds are advanced to the Company pursuant to the terms of Section 1.3 and the Non-Convertible Notes.

“Closing Date Subsidiary Guarantors” means Harvest (US) Holdings, Inc., a Delaware corporation, Harvest Natural Resources, Inc. (UK), a Delaware corporation, and Harvest Offshore China Company, a Colorado corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to that term in the Security Agreement.

“Collateral Agent” means the Investor, acting as agent for each of the Holders of Notes so as to perfect the Liens and security interests created by the Security Agreement and the other Collateral Documents and intended by the Obligors to secure payment of each of the Notes.

“Collateral Documents” means any security agreements (including the Security Agreement), mortgages, collateral access agreements, deposit account control agreements, securities account control agreements and any other documents pursuant to which any Obligor grants or perfects a Lien upon any real or personal property as security for payment of the Obligations.

“Company Voting Agreement” means the voting agreement between the Investor and the directors and executive officers of the Company, in their capacity a stockholders of the Company (to the extent applicable) relating to voting for any proposal to receive Stockholder Approval, in the form of Annex I to this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated April 29, 2015, between the Company, CT Energia and the other parties thereto.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(a) was a member of such board of directors on the Issue Date; or

(b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise Voting Power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Shares” means the shares of Common Stock for which the Convertible Note may be converted.

“Convertible Securities” means any evidence of indebtedness, units, interests or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, Common Stock, either immediately or upon a specified date or the happening of a specified event.

“CT Energia” means CT Energia Holding Ltd.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Issuances” means, with respect to the Company or any Subsidiary of the Company, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Director Independence Standards” means the Company’s director independence standards as in effect on May 11, 2015 and as set forth on Annex K.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for

Indebtedness or Disqualified Stock or (c) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (a), (b) or (c) on or prior to the 91st day after the Stated Maturity of a Note.

“Documents” means this Agreement, the Notes, the Management Agreement, the Subsidiary Guaranty, the Warrant, the Registration Rights Agreement, the Security Agreement, the other Collateral Documents, the Company Voting Agreement, the Investor Voting Agreement and the amendment to the Rights Agreement referred to in Section 2.1(c).

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Edmiston Note” means that certain Promissory Note dated April 2015, by the Company in favor of James A. Edmiston, in the original principal amount of $50,000.

“Employment Agreements” means employment agreements between the Company and the following individuals in each case as made available to the Investor prior to the date hereof (without giving effect to any amendment, modification, alteration or other change to such agreements that (i) has not been made available to the Investor prior to the date hereof or (ii) is entered into after the date hereof): (a) Mauricio Di Girolamo; (b) James A. Edmiston; (c) Stephen C. Haynes; (d) Keith L. Head; (e) Karl L. Nesselrode; (f) Jose Maria Rivas; (g) Robert Speirs; (h) Lori Tanner; and (i) Paul White.

“Environmental Laws” means all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interest” means (a) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (b) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or Law thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination (within the meaning of Section 4041(c) of ERISA) or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning given to that term in the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or Law thereto.

“Exchange Act Documents” means the Annual Report on Form 10-K for the year ended December 31, 2014 filed by the Company with the SEC on March 27, 2015, and each other report, schedule, form, statement, prospectus, registration statement and other document filed or furnished, as the case may be, with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC thereunder, together with any other information incorporated therein after such date and prior to the date of this Agreement, including the exhibits and schedules thereto.

“Extraordinary Actions” means any of the following actions to be taken by the board of directors of the Company: (1) declaration of dividends; (2) issuance, delivery or sale of any securities issued by the Company, including any Equity Interests, any securities convertible or exchangeable into any such securities, any options, warrants or other rights to acquire any securities or equity interests, in each case, other than shares of the Common Stock issuable upon the exercise or settlement of options, stock appreciation rights or restricted stock units outstanding as of the Closing; (3) commencement of bankruptcy proceedings or liquidation, dissolution or winding up of the Company or any of its Subsidiaries; (4) any material change of business of the Company; (5) forming any new Subsidiaries or becoming the general partner of a partnership, in any event other than as provided in the business plan of the Company approved by the board of directors of the Company; (6) commencing of settling litigation deemed material (above a threshold or $250,000); (7) any action taken in relation to a dispute with or investigation by any tax or regulatory body over a threshold of $250,000; (8) commencement of the process for entering into any agreement with respect to or the consummation of the sale of all or substantially all of the assets of the Company, and any merger or other business combination of the Company or other change in control transaction; (9) material investments in any third party; (10) any change in the number of directorships of the Company from seven members; (11) forming any committees of the board of directors of the Company; (12) approval of the Company’s annual budget and business plan; (13) any action that would cause of change to the Company’s tax treatment; (14) any change in the Company’s auditor or material accounting policies (except as required by GAAP); (15) any amendment to the governing documents of the Company or its Subsidiaries; (16) any increase in the compensation or benefits payable (or to become payable) to any of the Company’s employees or independent contractors whose total annual compensation from the Company or any of its Subsidiaries exceeds $250,000 (“Senior Employees”) or the directors of the Company; (17) any establishment, entry, adoption, amendment, non-renewal or termination of any agreement or arrangement with any Senior Employee or director; (18) any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable (or to become payable) to any of the Company’s Senior Employees or directors; or (19) any hiring or termination of the employment of any Senior Employee, other than a termination for cause.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Foreign Plan” means an employee benefit plan or arrangement (a) maintained or contributed to by the Company or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Company or any Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (“U.S. GAAP”). All ratios and computations based on U.S. GAAP contained in this Agreement shall be computed in conformity with U.S. GAAP. At any time after the Issue Date and to the extent permitted by the SEC for U.S. reporting companies, the Company may elect to apply International Financial Reporting Standards accounting principles that are accepted by the SEC for U.S. reporting companies (“IFRS”) in lieu of U.S. GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with U.S. GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Holders of Notes within 15 days of such election.

“Government of Venezuela” means the government of the Bolivarian Republic of Venezuela and any Persons that it owns and controls, including Corporacion Venezolana del Petroleo A.S., Petroleos de Venezuela S.A., and PDVSA Social S.A.

“Governmental Authority” means the government of the United States or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” shall has the meaning given that term in Rule 13d-5(b) under the Exchange Act.

“Guaranty” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person Guaranteeing or having the economic effect of Guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HNR Finance” means HNR Finance B.V., a corporation incorporated in accordance with the laws of the Netherlands.

“Holder” or “Holders” means the Investor (so long as it holds any Notes or other Securities) and any other holder of any of the Notes or other Securities, as context requires, permitted pursuant to this Agreement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary of the Company at the time it becomes a Subsidiary of the Company; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank Guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 180 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) (i) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligation; and (iii) all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Guarantees of such Person in respect of any of the foregoing; and

(i) obligations of such Person with respect to Disqualified Stock (other than with respect to the Company’s authorized Series B Preferred Stock that may become issuable under the Rights Agreement.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or Law thereto.

“Investor Voting Agreement” means the voting agreement between the Company and the Investor in the form of Annex J to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Laws” means all international, foreign, federal, state and local statutes, treaties rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in the City of New York are not required to be open.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LTIP” means each of (a) the Harvest Natural Resources 2001 Long Term Incentive Plan; (b) the Harvest Natural Resources 2004 Long Term Incentive Plan; (c) the Harvest Natural Resources 2006 Long Term Incentive Plan, as amended; and (d) the Harvest Natural Resources 2010 Long Term Incentive Plan.

“Majority Noteholders” means, at any time with respect to the Non-Convertible Notes or the Convertible Notes, Holders (exclusive of the Company or any of its Affiliates) of at least a majority of the principal amount of the Non-Convertible Notes or Convertible Notes, as applicable, at such time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Majority Securityholders” means, at any time, (a) with respect to the Non-Convertible Notes or the Convertible Notes, the Majority Noteholders, (b) with respect to the Warrants, Holders (exclusive of the Company or any of its Affiliates) of Warrants in respect of Warrant Shares representing at least a majority of the total number of Warrant Shares represented by all Warrants then outstanding (exclusive of Warrants then owned by the Company or any of its Affiliates), and (c) with respect to the Series C Shares, Holders (exclusive of the Company or any of its Affiliates) of at least a majority of the total number of Series C Shares then outstanding (exclusive of Series C Shares then owned by the Company or any of its Affiliates).

“Management Agreement” means a management agreement in the form attached to this Agreement as Annex G.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, considered as a single enterprise or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or of the Investor or any Holder to enforce or collect any of the obligations hereunder or under the Notes. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events could reasonably be expected to result in a Material Adverse Effect.

“Maximum Rate” shall mean the maximum lawful non usurious rate of interest, if any, which under Applicable Law the Investor is permitted to charge the Company on the obligations evidenced by the Notes from time to time. If, however, during any period interest accruing on the Notes is not limited to any maximum lawful non usurious rate of interest under Applicable Law, then during each such period the “Maximum Rate” shall be equal to a per annum rate of 2% plus the rate of interest expressly provided for in the applicable Note as in effect immediately following the execution thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Directors” means the three directors appointed to the board of directors of the Company by the Investor from time to time, including at least one of whom shall at all times be “Independent” (i) as that term is defined by the New York Stock Exchange’s Listed Company Manual and related interpretations of those rules by the New York Stock Exchange and (ii) in accordance with the ’Director Independence Standards. As of the Closing Date, the three New Directors are set forth on Annex L(1); the New Director who is not a New Investor Director shall be the independent New Director for purposes of this definition. The term “New Director” shall include any successor director to the initial three New Directors appointed and elected pursuant to the terms of Section 6.2 of this Agreement.

“New Investor Directors” means the two New Directors not required to be “Independent” (i) as that term is defined by the New York Stock Exchange’s Listed Company Manual and related interpretations of those rules by the New York Stock Exchange and (ii) in accordance with the ’Director Independence Standards. As of the Closing Date, the two New Investor Directors set forth on Annex L(2). The term “New Investor Director” shall include any successor director to the initial two New Investor Directors appointed and elected pursuant to the terms of Section 6.2 of this Agreement.

“NYSE Rules” means the listing standards, rules and regulations promulgated by the New York Stock Exchange, as modified from time to time.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, the Company or any Subsidiary Guarantor arising under this Agreement or otherwise with respect to the Notes, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligors” means the Company and the Subsidiary Guarantors.

“OFAC” means the Office of Foreign Assets Control, U.S. Department of Treasury.

“OFAC Listed Person” means a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Ownership Threshold Date” means the first date when the Investor, together with all of its Affiliates and any permitted transferee of any Investor, shall cease to hold, on an as-converted basis (without giving effect to any limitations on conversion under applicable Laws, including the NYSE Rules, and without giving effect to any requirements for Stockholder Approval or whether the Stock Appreciation Date shall have occurred) at least 50% of the aggregate number of Conversion Shares and Warrant Shares issuable on the Closing Date (without giving effect to any limitations on conversion under applicable Laws, including the NYSE Rules, and without giving effect to any requirements for Stockholder Approval or whether the Stock Appreciation Date shall have occurred), in each case after giving effect to any share splits, distributions, combinations, reclassifications or similar transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending before the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect before the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is maintained or is contributed to by the Company or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means an individual, partnership (limited or general), corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Petroandina” means Petroandina Resources Corporation N.V., a company with limited liability (naamloze vennootschap) organized and existing under the laws of the Netherlands.

“Petroandina Note” means that certain promissory note dated September 11, 2014, in favor of Petroandina in the principal amount of $7.6 million, issued by the Company to Petroandina in connection with that certain Share Purchase Agreement, dated as of June 21, 2012, by and among Petroandina, HNR Finance, the Company, and Pluspetrol Resources Corporation B.V.

“Petroandina Put” means the right of Petroandina, pursuant to the Shareholders’ Agreement, to sell to an Affiliate of the Company, and require such Affiliate to purchase from Petroandina, certain property or assets of Petroandina as set forth in Section 3.03 of the Shareholders’ Agreement.

“Petrodelta” means Petrodelta, S.A., a corporation organized and existing under the laws of the Bolivarian Republic of Venezuela.

“Petrodelta Contract” means the Contract for Conversion to a Mixed Company between Corporacion Venezolana Del Petroleo, S.A., a corporation incorporated in accordance with the laws of the Bolivarian Republic of Venezuela, Harvest-Vinccler, S.C.A., a corporation domiciled in the city of Caracas, and HNR Finance, dated September 11, 2007.

“Petrodelta Directors” means the two directors appointed to the board of directors of Petrodelta by the Investor from time to time, pursuant to Petrodelta’s constituent documents. As of the Closing Date, the two Petrodelta Directors shall be as set forth on Annex L(3). The term “Petrodelta Director” shall include any successor director of Petrodelta to the initial two Petrodelta Directors appointed and elected pursuant to the terms of Section 6.2 of this Agreement.

“Plan” means an “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, other than a Multiemployer Plan and a Foreign Plan, or any other compensatory employee benefit plan, program, policy, agreement, or arrangement, in each case that is maintained by the Company or an ERISA Affiliate or with respect to which the Company or an ERISA Affiliate is required to contribute.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note, which is due or overdue or is to become due at the relevant time.

“Prior Warrants” means (a) Common Stock Purchase Warrant No. W-1, dated as of October 28, 2010, between the Company and MSD Energy Investments Private II, LLC; (b) Common Stock Purchase Warrant No. W-2, dated as of October 28, 2010, between the Company and MSD Energy Investments Private II, LLC; and (c) warrants to purchase 686,761 shares of Common Stock issued pursuant to the Warrant Agreement, dated as of October 11, 2012, between the Company and U.S. Bank National Association.

“Registration Rights Agreement” means a registration rights agreement in the form attached to this Agreement as Annex H.

“Regulation M” has the meaning promulgated by the Commission pursuant to the Exchange Act, as such regulation may be amended from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Materials.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer or general counsel of the Company or a Subsidiary Guarantor, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of the Company or a Subsidiary Guarantor, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of the Company or such Subsidiary Guarantor, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company or such Subsidiary Guarantor, as applicable.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or Law thereto.

“Shareholders’ Agreement” means the Shareholder’s Agreement, dated as of December 16, 2013, between HNR Finance and Petroandina.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) the fair saleable value of the assets of such Person exceeds its probable liability on its debts as they become absolute and matured, and (b) all of such Person’s assets, at a fair valuation, exceed the sum of such Person’s debts.

“Stand Alone Awards” means the following awards granted by the Company in each case as made available to the Investor prior to the date hereof (without giving effect to any amendment, modification, alteration or other change to the terms or conditions of such awards that (i) has not been made available to the Investor prior to the date hereof or (ii) is entered into after the date hereof: (a) Stock Unit Award Agreement dated September 15, 2005, granted to James A. Edmiston; (b) 2009 Stock Appreciation Right Award Agreements; (c) 2012 Stock Appreciation Right Award Agreements; (d) 2013 Stock Appreciation Award Agreements; and (e) 2014 Restricted Stock Unit Award Agreements.

“Stated Maturity” means, with respect to any Note, the date specified in such Note as the fixed date on which the payment of outstanding principal of such Note is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Stock Appreciation Date” means the first date on which the volume weighted average price of the Common Stock over any 30-day period commencing on or after the Closing Date equals or exceeds $2.50 per shares, as reported by the New York Stock Exchange; provided, however, that such price shall be adjusted pursuant to Section 3.2 of the Warrant.

“Stockholder Approval” means the approval of the Stockholder Proposals by the requisite vote of the stockholders of the Company required under this Agreement and under the NYSE Rules.

“Stockholder Approval Date” means the date on which the Stockholder Approval has been obtained.

“Stockholder Proposals” means (1) a proposal to approve the issuance of Common Stock in an amount sufficient to satisfy in full the conversion of the full amount of the Convertible Notes and the exercise of the full amount of the Warrants, for purposes of Section 312.03 of the NYSE Listed Company Manual; (2) a proposal to amend the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock by an amount to be determined by the board of directors of the Company, which amount shall be sufficient to satisfy in full the (i) the conversion rights under the Convertible Note and (iii) the exercise rights under the Warrant; and (3) a proposal to allow, for a period of five years following the Closing, the Investor (or its designated Affiliate) to exercise preemptive rights to participate pro rata, up to 49.90% in any future financings in accordance with Section 6.12(a).

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary Voting Power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (x) such Person, (y) such Person and one or more Subsidiaries of such Person or (z) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company. For the avoidance of doubt, for purposes of this Agreement, Petrodelta shall not be deemed to be a Subsidiary of the Company or any of the Company’s Subsidiaries.

“Subsidiary Guaranty” means, individually, any Guarantee of payment of the Obligations by a Subsidiary Guarantor pursuant to the terms of the Guaranty in the form of Annex E to this Agreement, and any supplemental Guaranty thereto, and, collectively, all such Guaranties.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Company that has become obligated under a Subsidiary Guaranty, in accordance with the terms of the Guaranty provisions of this Agreement, but only for so long as such Subsidiary remains so obligated pursuant to the terms of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return” means all U.S. federal, state, local and non-U.S. tax returns, declarations, statements, reports, schedules, forms and information returns and any amendment thereto.

“Taxes” means all U.S. federal, state, local and non-U.S. taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power (“Voting Power”) under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (regardless of whether at the time any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers Voting Power) to vote in the election of the board of directors of such Person.

“Warrant Shares” means the shares of Common Stock for which the Warrant is exercisable.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Equity Interests (excluding directors’ qualifying shares) are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests (other than directors’ qualifying shares) are at the time owned, directly or indirectly, by such Person.

Other Definitions.

Term	Defined in Section
“Acceleration Election”	6.1
“Additional Draw Note”	1.1

Term	Defined in Section
“Additional Funding Date”	1.3
“Agreement”	Preamble
“Anti-Money Laundering Laws”	3.13
“class”	1.1
“Closing”	1.2
“Closing Date”	1.2
“Commitment Fee”	2.1
“Common Stock”	1.1
“Company”	Preamble
“Convertible Note”	1.1
“DGCL”	6.2
“Initial Non-Convertible Note”	1.1
“Initial Stockholders’ Meeting”	6.1
“Investor Information”	6.1
“Non-Convertible Notes”	1.1
“Notes”	1.1
“Parties”	6.7
“Proxy Statement”	6.1
“Investor”	Preamble
“Refinancing Date”	6.1
“Rights Agreement”	2.1
“Securities” 1.11	1.1
“Security Agreement”	1.5
“Series C Shares” 1.1	1.1
“type”	1.1
“Venezuela Claim” 5.14	5.14
“Warrant” 1.1	1.1

7.2 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and words in the plural include the singular;

(d) unless the context clearly specifies otherwise, “include”, “including” and other words of similar import shall be deemed to be modified by the phrase “without limitation”;

(e) “dollar” and the sign “$” refer to United States dollars;

(f) provisions apply to successive events and transactions;

(g) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and.

(h) any reference to a “Section,” “Annex” or “Schedule” refers to a Section of, an Annex to, or a Schedule to this Agreement, respectively.

ARTICLE VIII

MISCELLANEOUS

8.1 Appointment of Collateral Agent.

(a) Each Holder of Notes hereby appoints the Investor (together with any successor Collateral Agent pursuant to clause (b) of this Section 8.1) as the Collateral Agent under each Document and authorizes the Collateral Agent (i) to act as collateral agent for each Holder of Notes for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (ii) to manage, supervise and otherwise deal with the Collateral, (iii) to take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Documents, and (iv) except as may be otherwise specified in any Document, exercise all remedies given to the Collateral Agent and the other secured parties with respect to the Collateral, whether under the Documents, applicable Law, or otherwise.

(b) The Collateral Agent for a class of Notes may resign at any time by delivering written notice of such resignation to the Company and the Holders of Notes, effective on the date set forth in such notice. In the event of such resignation, the Majority Noteholders of such class of Notes and the Obligors shall negotiate in good faith to appoint as collateral agent for such class of Notes an institution of recognized regional or national standing, pursuant to customary agency provisions, to serve as Collateral Agent for such class of Notes.

8.2 Priorities.

(a) If an Event of Default occurs and is continuing with respect to a class of Notes, each Holder of Notes of such class (or any agent thereof) shall be permitted to exercise all remedies as provided in the applicable Notes.

(b) The proceeds of any exercise of remedies by any Holder (or agent thereof) pursuant to Section 8.2(a) shall be paid out in the following order:

FIRST, to reimburse such Holder or agent for any expenses related to bringing and maintaining a proceeding for the exercise of remedies in accordance with the terms of the applicable Notes;

SECOND, to the Holders of all Notes then outstanding for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD, to the Company or, to the extent such Holder collects any amount from any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Majority Noteholders of a class of Notes may collectively fix a record date and payment date for any payment to holders of Notes of such class pursuant to this Section 8.2.

8.3 Amendments and Waivers.

(a) This Agreement, the Securities, or any other Document may be amended or supplemented with respect to a type of Securities or class of Notes, and any past Default or compliance with any provision hereof or thereof may be waived with respect to a type of Securities or class of Notes, in each case with the written consent of the Majority Securityholders with respect to the type of Securities or class of Notes thereby affected. However, without the consent of each Holder of Securities affected thereby, an amendment or waiver may not:

(i) reduce the amount of Securities whose Holders must consent to an amendment;

(ii) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note;

(v) make any Note payable in money other than that stated in the Note;

(vi) impair the right of any Holder of Notes to receive payment of premium, if any, principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;

(viii) release all or substantially all of the Collateral from (or permit all or substantially all of the Collateral to fail to become subject to) the Lien of the Collateral Agent securing the Obligations;

(ix) increase the conversion price in respect of, impair the right of any Holder to convert, or otherwise modify in a manner adverse to any Holder the provisions regarding conversion of, any Convertible Note;

(x) increase the exercise price in respect of, impair the right of any Holder to exercise, or otherwise modify in a manner adverse to any Holder the provisions regarding exercise of, any Warrant;

(xi) make any change to Sections 6.1, 6.2, or 6.3;

(xii) make any change in the second sentence of this Section; or

(xiii) make any change in, or release other than in accordance with this Agreement, any Subsidiary Guaranty or the requirement under this Agreement that any entity become a Subsidiary Guarantor, in each case in any manner adverse to the Holders of the Notes.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Company shall mail to Holders of Securities a notice briefly describing such amendment. The failure to give such notice to all Holders of Securities, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

(b) Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Company and, if required, the Holders party thereto.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of the Securities entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders of the applicable Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

(c) Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Company may require the Holder of such Security to deliver it to the Company. The Company may place an appropriate notation on the Security regarding the changed terms and return it to such Holder. Alternatively, if the Company so determines, the Company in exchange for the Security shall issue a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

(d) Payment for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of a Security for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Securities unless such consideration is offered to be paid or is paid to all Holders of the Securities of the applicable type that consent, waive or agree to amend in the time set forth in the solicitation documents relating to such consent, waiver or amendment.

8.4 Notices. All notices and other communications provided for or permitted hereunder shall be made:

(a) if to the Investor, at CT Energy Holding SRL, Calle Londres, Torre Dayco, PH, Las Mercedes, Caracas-Venezuela, Attention: Francisco D’Agostino, Phone: +58 212 999 9190, with copies to (i) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attention: Matthew M. Guest, Phone (212) 403-1341, Fax: (212) 403-2341, and (ii) Tinoco, Travieso, Planchart & Nunez, Av. Francisco de Miranda, Torre Country Club, pisos 2 y 3, Urb. El Bosque, Caracas, Venezuela, Attention: Gustavo Morales Morales, Phone: +58 212 3194400, Fax: +58 212 9531053; and

(b) if to the Company or the Subsidiary Guarantors, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention: General Counsel, Phone: (281)-899-5700, Fax: (281) 899-5702, with a copy to Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, Attention: Harva Dockery, Phone: (214)-855-8369, Fax: (214) 855-8200.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; upon delivery to the email address of each Holder as provided pursuant hereto, if emailed; and upon posting, if posted to a website to which the Holders have been provided with access as provided by Section 8.4(a). The parties may change the addresses, including email addresses, to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

8.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

8.6 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.8 Governing Law; Submission to Jurisdiction. This Agreement and all issues hereunder shall be governed by and construed in accordance with the Laws of the State of New York (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State). Each Obligor agrees that any suit or proceeding arising in respect of this Agreement, the Securities, or any of the other Documents will be tried in the U.S. District Court for the Southern District of New York or in any state court located in the City and County of New York, and each Obligor agrees to submit to the jurisdiction of, and to venue in, such courts. Each Obligor consents to process being served by or on behalf of any Holder of Securities in any suit, action or proceeding of the nature referred to in this Section 8.8 by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 8.4 or at such other address of which such Holder shall then have been notified pursuant to Section 8.4. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service. Nothing herein shall affect the right of the Investor or any Holder of a Security to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceeding against any Obligor in any other jurisdiction. Each Obligor hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Securities, the other Documents, or the transactions contemplated hereby and thereby.

8.9 Entire Agreement. This Agreement, together with the other Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, together with the other Documents, supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter hereof.

8.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that the Investor’s and each Holder’s rights and privileges shall be enforceable to the fullest extent permitted by Law.

(Signature pages follow)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date first written above.

COMPANY:

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

SUBSIDIARY GUARANTORS:

HARVEST (US) HOLDINGS, INC.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

HARVEST NATURAL RESOURCES, INC. (UK)

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

HARVEST OFFSHORE CHINA COMPANY

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

[Signature Page to Securities Purchase Agreement]

INVESTOR:

CT ENERGY HOLDING SRL

By:	/s/ Oswaldo Cisneros
Oswaldo Cisneros
Authorized Person

COLLATERAL AGENT:

CT ENERGY HOLDING SRL

By:	/s/ Oswaldo Cisneros
Oswaldo Cisneros
Authorized Person

[Signature Page to Securities Purchase Agreement]